SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Westamerica Bancorporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

1108 Fifth Avenue
San Rafael, California 94901

March 10, 2014

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Westamerica Bancorporation. It will be held at 11:00 a.m. Pacific Time on Thursday, April 24, 2014, at the Hilton Garden Inn, 2200 Gateway Court, Fairfield, California as stated in the formal notice accompanying this letter. We hope you will plan to attend.

       At the Annual Meeting, the shareholders will be asked to (i) elect nine Directors; (ii) approve a non-binding advisory vote on the compensation of our named executive officers; (iii) ratify the selection of independent auditor; and (iv) conduct other business that may properly come before the Annual Meeting.

       In order to ensure your shares are voted at the Annual Meeting, you can vote through the internet, by telephone or by mail. Instructions regarding internet and telephone voting are included on the Proxy Card. If you elect to vote by mail, please sign, date and return the Proxy Card in the accompanying postage-paid envelope. The Proxy Statement explains more about voting in the section entitled “Voting Information – How You Can Vote.”

       We look forward to seeing you at the Annual Meeting on Thursday, April 24, 2014, at the Hilton Garden Inn in Fairfield, California.

Sincerely,

David L. Payne Chairman of the Board, President and Chief Executive Officer

WESTAMERICA BANCORPORATION
1108 Fifth Avenue
San Rafael, California 94901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time

Thursday, April 24, 2014, at 11:00 a.m. Pacific Time

Place

Hilton Garden Inn, 2200 Gateway Court, Fairfield, California.

Items of Business

1. To elect nine Directors to serve until the 2015 Annual Meeting of Shareholders;
2. To approve a non-binding advisory vote on the compensation of our named executive officers;
3. To ratify selection of independent auditor; and
4. To conduct other business that may properly come before the Annual Meeting and any adjournments postponements.

Who Can Vote?

Shareholders of Record at the close of business on February 24, 2014 are entitled to notice of, and to vote at the Annual Meeting or any postponement or adjournment thereof.

Admission to the Annual Meeting

No ticket will be necessary for admission to the Annual Meeting. However, to facilitate the admission process, Shareholders of Record (Holder) planning to attend the Annual Meeting should check the appropriate box on the Proxy Card. Your name will be added to a list of attendees. If you hold shares through an intermediary, such as a bank or broker (beneficial holder), you may need to register at the desk in the lobby. Please bring the following as evidence of ownership: 1) a Legal Proxy, which you can obtain from your bank or broker or other intermediary, or your brokerage statement dated on or after February 24, 2014, evidencing your shareholding on the February 24 record date; and 2) photo identification.

Annual Report

Westamerica Bancorporation’s Annual Report on Form 10-K (“Annual Report”) to shareholders for the fiscal year ended December 31, 2013 is enclosed or is available for viewing as indicated on the Shareholder Meeting Notice and on the Corporation’s website at https://www.westamerica.com/ under “Shareholders.” The Annual Report contains financial and other information about the activities of Westamerica Bancorporation, but does not constitute a part of the proxy soliciting materials.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: March 10, 2014	Kris Irvine VP/Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING BEING HELD ON THURSDAY, APRIL 24, 2014. THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT: WWW.WESTAMERICA.COM

YOUR VOTE IS IMPORTANT TELEPHONE OR THE INTERNET USING THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT, SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

TABLE OF CONTENTS

General
Voting Information	1
Additional Information	4
Stock Ownership	4
Section 16(a) Beneficial Ownership Reporting Compliance	6
Board of Directors
Proposal 1: Election of Directors	6
Nominees	6
Name of Nominees, Principal Occupations, and Qualifications	7
Board of Directors and Committees	9
Director Compensation	13
Director Compensation Table for Fiscal Year 2013	14
Executive Compensation
Compensation Discussion and Analysis	14
Employee Benefits Compensation Committee Report	24
Compensation Committee Interlocks and Insider Participation	25
Summary Compensation	25
Summary Compensation Table for Fiscal Year 2013	25
Grants of Plan-Based Awards Table for Fiscal Year 2013	26
Outstanding Equity Awards Table at Fiscal Year End 2013	27
Option Exercises and Stock Vested Table for Fiscal Year 2013	28
Pension Benefits for Fiscal Year 2013	28
Nonqualified Deferred Compensation Table for Fiscal Year 2013	28
Potential Payments Upon Termination or Change in Control	29
Certain Relationships and Related Party Transactions	30
Proposal 2: Approve a Non-Binding Advisory Vote on the Compensation of
Our Named Executive Officers	30
Proposal 3: Ratify Selection of Independent Auditor	31
Audit Committee Report	32
Shareholder Proposal Guidelines	33
Shareholder Communication to Board of Directors	34
Other Matters	34
Exhibit A	A-1
Exhibit B	B 1

WESTAMERICA BANCORPORATION
1108 Fifth Avenue
San Rafael, California 94901
___________

PROXY STATEMENT
March 10, 2014
___________

GENERAL

The Westamerica Board of Directors is soliciting proxies to be used at the 2014 Annual Meeting of Shareholders of Westamerica Bancorporation, which will be held at 11:00 a.m. Pacific Time, Thursday, April 24, 2014, or at any adjournment or postponement of the Annual Meeting. Proxies are solicited to give all Shareholders of Record (“registered holder”) an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted at the Annual Meeting.

Voting Information

Internet Availability of Proxy Materials. We are providing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On or about March 10, 2014, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Proof of Ownership May Be Required for Attending Annual Meeting in Person. You are entitled to attend the Annual Meeting only if you are a shareholder as of the close of business on February 24, 2014, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, the Corporation reserves the right to request proof of ownership of Westamerica stock on the record date. This can be:
  A brokerage statement or letter from a bank or broker indicating ownership on February 24, 2014;
  The Notice of Internet Availability of Proxy Materials;
  A printout of proxy distribution email (if you received your materials electronically);
  A Proxy Card;
  A voting instruction form; or

  A legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a shareholder must present the Proxy Card properly executed, and a copy of the proof of ownership. The Corporation reserves the right to ask shareholders and proxy holders to present a form of photo identification such as a driver’s license.

Proxy Card. The Board has designated Arthur C. Latno, Jr., Ronald A. Nelson and Edward B. Sylvester to serve as Proxies for the Annual Meeting. As Proxies, they will vote the shares represented by proxies at the Annual Meeting. If you sign, date and return your Proxy Card but do not specify how to vote your shares, the Proxies will vote FOR the election of all of the Director nominees, FOR approval of the advisory vote on the compensation of our named executive officers, and FOR ratifying the selection of independent auditor. The Proxies will also have discretionary authority to vote in accordance with their judgment on any other matter that may properly come before the Annual Meeting that we did not have notice of by January 25, 2014.

Quorum and Shares Outstanding. A quorum, which is a majority of the total shares outstanding as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by shareholders attending in person or by proxy. On February 24, 2014, 26,409,146 shares of Westamerica common stock were outstanding. We also count broker non-votes, which we describe below, as shares present or represented at the Annual Meeting for the purpose of determining whether a quorum exists.

Election of Director Nominees. Each share is entitled to one vote, except in the election of Directors where a shareholder may cumulate votes as to candidates nominated prior to voting, but only when a shareholder gives notice of intent to cumulate votes prior to the voting at the Annual Meeting. If any shareholder gives such notice, all shareholders may cumulate their votes for nominees. Under cumulative voting, each share carries as many votes as the number of Directors to be elected, and the shareholder may cast all of such votes for a single nominee or distribute them in any manner among as many nominees as desired. This Proxy Statement solicits the discretionary authority to cumulate votes and allocate them in the Proxy Holders’ discretion if any shareholder requests cumulative voting. In the election of Directors, the nine nominees receiving the highest number of votes will be elected. If your proxy is marked “Withhold” with regard to the election of any nominee, your shares will be counted toward a quorum and for other nominees but they will not be voted for the election of that nominee. If you attend the Annual Meeting and have already voted, you may vote in person in order to rescind your previous vote.

Vote Required; Effect of Abstentions and Broker Non-Votes. The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present. If you are the beneficial holder of shares held by a broker or other custodian, you may instruct your broker how to vote your shares through the voting instruction form included with this Proxy Statement. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a legal proxy from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

       Brokers and custodians cannot vote uninstructed shares on your behalf in director elections or advisory votes on executive compensation. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.

Proposal		Votes Required			Management Vote
Number	Proposals	for Approval	Abstentions	Uninstructed Shares	Recommendation
See election of
1	Election of Directors	directors above	Not Voted	Not Voted	For
	Advisory vote on executive	Majority of
2	compensation (Say on Pay)	shares voted	Not Voted	Not Voted	For
	Ratification of independent	Majority of		Broker
3	auditor	shares voted	Not Voted	Discretionary Vote	For

Other Matters. Approval of any other matter considered at the Annual Meeting will require the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

How You Can Vote. Your vote is very important and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy.

Registered Holders. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered a registered holder of those shares. Please vote by proxy in accordance with the instructions on your Proxy Card, or the instruction you received through electronic mail.

       A registered holder can vote in one of the following four ways:

Via the Internet. Go to the website noted on your Proxy Card in order to vote via the Internet. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote. When voting via the Internet, you do not need to return your Proxy Card.

By Telephone. Call the toll-free telephone number indicated on your Proxy Card and follow the voice prompt instructions to vote by telephone. Telephone voting is available 24 hours a day. When voting by telephone, you do not need to return your Proxy Card.

By Mail. Mark your Proxy Card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a Proxy Card and must vote via the Internet or by telephone.

In person. You may vote your shares at the Annual Meeting if you attend in person, even if you previously submitted a Proxy Card or voted via Internet or telephone. Whether or not you plan to attend the Annual Meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

Beneficial Shareholders. If your shares are held in a brokerage account in the name of your bank, broker, or other holder of record (this is called “street name”), you are not a registered holder, but rather are considered a “beneficial holder” of those shares. Your bank, broker, or other holder of record will send you instructions on how to vote your shares. If you are a beneficial holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

We have been advised by counsel that these telephone and internet voting procedures comply with California law.

Voting Deadlines. If you are a participant in the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) your vote must be received by 11:59 p.m. Central Time, on April 21, 2014. All other shareholders voting by telephone or Internet must vote by 1:00 a.m. Central Time, on April 24, 2014 to ensure that their vote is counted.

Revocation of Proxy. Record Holders who vote by proxy, whether by telephone, internet or mail, may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (a) signing another Proxy Card with a later date and delivering it to us prior to the Annual Meeting or sending a notice of revocation to the Corporate Secretary of Westamerica at 1108 Fifth Avenue, San Rafael, CA 94901; (b) voting at a later time by telephone or on the internet prior to 1:00 a.m. Central Time, on April 24, 2014 (prior to 11:59 p.m. Central Time, on April 21, 2014 for ESOP participants); or (c) attending the Annual Meeting in person and casting a ballot. If you hold shares in street name, you may change your vote by submitting new voting instructions to your broker or other nominee.

Additional Information

Householding. As permitted by the Securities Exchange Act of 1934 (the “Exchange Act”) only one envelope containing two or more Notices of Internet Availability of Proxy Materials is being delivered to shareholders residing at the same address, unless such shareholders have notified their bank, broker, Computershare Investor Services, or other holder of record that they wish to receive separate mailings. If you are a beneficial holder and own your shares in street name, contact your broker, bank or other holder of record to discontinue householding and receive your own separate copy of the Notice in future years. If you are a registered holder and own your shares through Computershare Investor Services, contact Computershare toll-free at 877-588-4258 or in writing directed to Computershare Investor Services, 250 Royall Street, Mail Stop 1A, Canton, MA 02021 to discontinue householding and receive multiple Notices in future years. To receive an additional Annual Report or Proxy Statement this year, contact Shareholder Relations at 707-863-6992 or follow the instructions on the Notice. Mailing of dividends, dividend reinvestment statements, and special notices will not be affected by your election to discontinue duplicate mailings of the Notice.

Electronic Access to Proxy Materials and Annual Reports. Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of proxy materials, this Proxy Statement and the 2013 Annual Report are available on the Corporation’s internet site at: www.westamerica.com. If you hold your Westamerica common stock in street name through a broker, a bank or other nominee, you may have the option of securing your Proxy Statement and Annual Report via the Internet. If you vote this year’s proxy electronically, you may also elect to receive future Proxy Statements, Annual Reports and other materials electronically by following the instructions given by your bank, broker, or other holder of record when you vote. Our website is available for information purposes only and should not be relied upon for investment purposes, nor is it incorporated by reference into this Proxy Statement.

Stock Ownership

Security Ownership of Certain Beneficial Holders. Based on Schedule 13G filings, shareholders beneficially holding more than 5% of Westamerica common stock outstanding as of December 31, 2013, in addition to those disclosed in the Security Ownership of Directors and Management below, were:

		Number of Shares
Name and Address of Beneficial Owner	Title of Class	Beneficially Owned		Percent of Class
T. Rowe Price Associates, Inc
1100 East Pratt Street, Baltimore, MD 21202-1009	Common	2,662,028	(1)	10.00%
BlackRock, Inc.
40 East 52nd Street, New York, NY 10022	Common	2,328,399	(2)	8.70%
Neuberger Berman, Inc.
605 Third Avenue, New York, NY 10158	Common	2,259,427	(3)	8.49%
State Street Corporation
One Lincoln Street, Boston, MA 02111	Common	1,562,549	(4)	5.90%
The Vanguard Group, Inc.
100 Vanguard Boulevard, Malvern, PA 19355	Common	1,493,600	(5)	5.60%
____________________

(1)

The Schedule 13G was filed with the SEC on February 10, 2014. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial holder of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial holder of such securities.

(2)

The Schedule 13G filed with the SEC on January 31, 2014 disclosed that the reporting entity, through its subsidiaries, BlackRock, Inc., held sole voting power over 2,231,519 shares and sole dispositive power over 2,328,399 shares.

(3)

The Schedule 13G filed with the SEC on February 13, 2014 disclosed that the reporting entity, Neuberger Berman, Inc., held shared voting power over 2,254,227 shares and shared dispositive power over 2,259,427 shares.

(4)

The Schedule 13G filed with the SEC on February 5, 2014 disclosed that the reporting entity, through its subsidiaries, State Street Corporation, held shared voting power over 1,562,549 shares and shared dispositive power over 1,562,549 shares.

(5)

The Schedule 13G filed with the SEC on February 2, 2014 disclosed that the reporting entity, The Vanguard Group, Inc., held sole voting power over 42,636 shares and sole dispositive power over 1,453,264 shares, and shared dispositive power over 40,336 shares.

Security Ownership of Directors and Management. The following table shows the number of common shares and the percentage of the common shares beneficially owned (as defined below) by each of the current Directors, by the Chief Executive Officer (“CEO”), by the Chief Financial Officer (“CFO”), and by the three other most highly compensated executive officers, and by all Directors and Officers of the Corporation as a group as of February 24, 2014. As of February 24, 2014, there were 26,409,146 outstanding shares of Westamerica Bancorporation’s common stock. For the purpose of the disclosure of ownership of shares by Directors and Officers below, shares are considered to be beneficially owned if a person, directly or indirectly, has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership of shares within 60 days of December 31, 2013.

Amount And Nature Of Beneficial Ownership

	Sole Voting and		Shared Voting		Right to Acquire
	Investment		and Investment		Within 60 days of			Percent of
Name and Address**	Power		Power		December 31, 2013		Total(1)	Class(2)
Etta Allen	10,830	(3)	-		-		10,830	*
Louis E. Bartolini	1,800		-		-		1,800	*
E. Joseph Bowler	-		25,887	(4)	-		25,887	0.1%
Arthur C. Latno, Jr.	3,440	(5)	-		-		3,440	*
Patrick D. Lynch	1,000		-		-		1,000	*
Catherine Cope MacMillan	8,600	(6)	-		-		8,600	*
Ronald A. Nelson	44,000		-		-		44,000	0.2%
David L. Payne	462	(7)	885,570	(8)	252,500		1,138,532	4.3%
Edward B. Sylvester	73,750		-		-		73,750	0.3%
John "Robert" A. Thorson	830	(9)	7,471	(10)	94,891		103,192	0.4%
David L. Robinson	122		1,385		141,490	(11)	142,997	0.5%
Jennifer J. Finger	9,838		175		165,736	(11)	175,749	0.7%
Dennis R. Hansen	30		25,842		156,021	(11)	181,893	0.7%

All 15 Directors and Executive
Officers as a Group	154,727		946,766		907,041		2,008,534	7.4%
____________________

*	Indicates beneficial ownership of less than one-tenth of one percent (0.1%) of the Corporation’s common shares.
**	The address of all persons listed is 1108 Fifth Avenue, San Rafael, CA 94901.

(1)	None of the shares held by the Directors and Officers listed above have been pledged.
(2)	In calculating the percentage of ownership, all shares which the identified person or persons have the right to acquire by exercise of options are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.
(3)	Includes 10,350 shares held in a trust as to which Mrs. Allen is trustee.
(4)	Includes 25,887 shares held in trust as to which Mr. Bowler is co-trustee with shared voting and investment power.

(5)	Includes 1,115 shares owned by Mr. Latno’s wife as to which Mr. Latno disclaims beneficial ownership.
(6)	Includes 6,000 shares held in a trust as to which Ms. MacMillan is trustee and 400 shares held in trust under the California Uniform Gift to Minors Act as to which Ms. MacMillan is custodian.
(7)	Includes 462 shares held in a trust under the California Uniform Gift to Minors Act as to which Mr. Payne is custodian.
(8)

Includes 528,837 shares owned by Gibson Radio and Publishing Company, of which Mr. Payne is President and Chief Executive Officer, as to which Mr. Payne disclaims beneficial ownership, and 345,808 shares held in a trust as to which Mr. Payne is co-trustee with shared voting and investment power.

(9)	Includes 830 shares held in trusts under the California Uniform Gift to Minors Act as to which Mr. Thorson is custodian.
(10)	Includes 6,937 shares held in a trust as to which Mr. Thorson is co-trustee with shared voting and investment power.
(11)

During 1996, the Corporation adopted the Westamerica Bancorporation Deferral Plan (the “Deferral Plan”) that allows recipients of Restricted Performance Shares (“RPS”) to defer receipt of vested RPS shares into succeeding years. Amounts shown include RPS shares that have been deferred into the Deferral Plan for the following accounts in amounts of: Ms. Finger – 25,030 shares; Messrs. Hansen – 14,780 shares; and Robinson – 19,140 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s Directors and Executive Officers and persons who own more than 10% of a registered class of the Corporation’s equity securities to file with the SEC and NASDAQ initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation, and to send a copy to the Corporation.

     To the Corporation’s knowledge and based solely on a review of the copies of reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended December 31, 2013, Westamerica’s Directors and Officers complied timely with all filing requirements.

BOARD OF DIRECTORS

Proposal 1 — Election of Directors

Nine Directors have been nominated for election at the Annual Meeting to hold office until the next Annual Meeting or until their successors are elected and qualified. The Proxies will vote for the nine nominees named below unless you give different voting instructions on your Proxy Card. Each nominee is presently a Director of the Corporation and has consented to serve a new term. The Board does not anticipate that any of the nominees will be unavailable to serve as a Director, but if that should occur before the Annual Meeting, the Board reserves the right to substitute another person as nominee. The Proxies will vote for any substitute nominated by the Board of Directors. The Proxies may use their discretion to cumulate votes for election of Directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as they may determine at their discretion.

Nominees
The nominees for election as Directors are named and certain information with respect to them is given below. Our nominees are seasoned leaders who bring to the Board an array of financial services, public and private company, non-profit, and other business experience. As a group they possess experience in leadership, consumer banking, commercial and small business banking, investment banking, capital markets, financial advisory services, finance and accounting, risk management and real estate. Many of the Board Members have seen the company through a variety of economic conditions which was especially beneficial during the current economic environment. The information below has been furnished to the Corporation by the respective nominees. All of the nominees have engaged in their indicated principal occupation for more than five years, unless otherwise indicated and no nominee has served on the Board of Directors of another public company during the past five years.

Name of Nominees, Principal Occupations, and Qualifications

Etta Allen – Director since 1988
Etta Allen (84) is President and CEO of Allen Heating and Sheet Metal and President and CEO of Sunny Slope Vineyard in Sonoma County, California. She is a member of the Employee Benefits and Compensation Committee and the Loan and Investment Committee. Mrs. Allen is also a Director of Westamerica Bank.

     In 1972, she became the second woman in the state of California to become a licensed contractor in heating, ventilation, air conditioning and sheet metal, and in 1974 she became President and CEO of Allen Heating and Sheet Metal. Under her leadership the company became recognized throughout California. She was the first woman president of Marin Builders Exchange and during her time on the executive committee she also served as a trustee and later as chairman of their successful insurance trust. She was the first woman contractor on the Executive Committee of the California Association of Builders Exchanges.

     Etta Allen is one of the pioneers for women in non-traditional careers. As an entrepreneur, businesswoman and an involved community leader, she brings independence, operations management and executive experience to the Board.

Louis E. Bartolini – Director since 1991
Louis E. Bartolini (81) retired from Merrill Lynch, Pierce, Fenner & Smith, Inc. (now Merrill Lynch and Co.) as a financial consultant. He currently serves on the Audit Committee and is also a Director of Westamerica Bank. Mr. Bartolini has 33 years of experience in the financial industry serving as a financial consultant and branch manager for Merrill Lynch and Co. and has been active for over 35 years in the non-profit community in Marin County. He has served on the boards of many non-profit organizations, including a five-year term as president of the Marin Symphony, a Board member of the Association of California Symphony Orchestras, and a past District Governor of Rotary International.

     Mr. Bartolini’s continuing interest in the financial industry, his leadership skills, and financial and investment expertise are of great value to the Board. His extensive ties to local community and business leaders through his long-term volunteer involvement provide the Board with a broad prospective and insights into key segments of our markets and customer base.

E. Joseph Bowler – Director since 2003
E. Joseph Bowler (77) retired as Senior Vice President and Treasurer of the Corporation in 2002. He currently serves as a member of the Audit Committee, and is also a Director of Westamerica Bank. Mr. Bowler holds a Masters of Business Administration from Stanford University.

     With many years of direct banking experience, Mr. Bowler brings strong financial and investment expertise important to the oversight of our financial reporting and interest rate risk management. In addition, Mr. Bowler’s experience as a director and trustee of various non-profit community and educational organizations brings strategic planning and corporate governance skills to the Board.

Arthur C. Latno, Jr. – Director since 1985
Arthur C. Latno (84) retired from Pacific Telesis Group (now Pacific Bell Telephone Company) as an Executive Vice President. He currently serves on the Corporation’s Executive Committee, the Employee Benefits and Compensation Committee, and the Loan and Investment Committee and is Chairman of the Nominating Committee. Mr. Latno is also a Director of Westamerica Bank. His expertise stems from his wide-ranging responsibilities at Pacific Bell, which included operations, regulatory responsibilities, and public and governmental relations. His proficiency in strategic planning was recognized by the City of San Francisco when he was selected to serve on the City’s Port of San Francisco Strategic Planning Advisory Panel. He has also been involved with the Marin General Hospital Foundation, the Fine Arts Museum of San Francisco and numerous other community organizations in the locations where the Corporation has a significant presence. Mr. Latno is also a former U.S. Ambassador and Chairman of the U.S. Delegation Treaty Conference (rank accorded by President Reagan) in Melbourne, Australia, and a former Chairman of the Board of Trustees and Past President of Board of Regents of St. Mary’s College in California. He was a recipient of the Anti-Defamation League’s Americanism Award and the Friends of the Human Rights Commission’s Human Rights Award.

     Mr. Latno’s most important contributions to the Board are his executive leadership, strategic planning skills, and regulatory and public relations experience.

Patrick D. Lynch – Director since 1986
Patrick D. Lynch (80) retired as Vice President and General Manager of the U.S. Semiconductor Division of Motorola. He currently serves as Chairman of the Employee Benefits and Compensation Committee and a member of the Executive Committee and the Nominating Committee. Mr. Lynch is also a Director of Westamerica Bank and has held executive positions at Nicolet Instrument Corporation and several venture capital high-tech start-up companies.

     Mr. Lynch brings to the Board operations, financial and marketing expertise as well as a valued historical perspective.

Catherine Cope MacMillan – Director since 1985
Catherine Cope MacMillan (66) is a former owner of the Huntington Hotel in San Francisco and La Playa Hotel in Carmel-by-the-Sea. She is a member of the Loan and Investment Committee and the Audit Committee. She is also a Director of Westamerica Bank. Ms. MacMillan previously operated a prominent restaurant for nearly 20 years. She is a graduate of the University of California at Davis and Pacific McGeorge School of Law. She has also served in numerous leadership capacities for community organizations.

     Ms. MacMillan’s experience in administration and operational aspects of various businesses and organizations provides the Board with sound leadership.

Ronald A. Nelson – Director since 1988
Ronald A. Nelson (71) was Executive Vice President of Charles M. Schulz Creative Associates through 1995. He serves as the Chairman of the Audit Committee and is a member of the Employee Benefits and Compensation Committee. He is also a Director of Westamerica Bank. Mr. Nelson has a background as a Certified Public Accountant and has been designated as the Audit Committee’s “financial expert.” He has been a resident of Sonoma County since 1970, which is one of the bank’s primary markets and where he has been involved in business management, investment management, and the development of commercial real estate. He also served as a board member and chairman of Santa Rosa Memorial Hospital, which is the area’s primary acute care hospital.

     Mr. Nelson’s extensive business and financial expertise provides important oversight of our financial reporting and risk management.

David L. Payne – Director since 1984
David L. Payne (58) is Chairman, President & CEO of Westamerica Bancorporation. He was appointed Chairman in 1988 and Chief Executive Officer in 1989 and is Chairman of the Executive Committee. Mr. Payne is also Chairman, President & CEO of Westamerica Bank. He brings to the Board strong leadership and a vision for the future. He has a thorough knowledge of the banking industry, manages regulatory and business development issues, and has extensive financial and accounting expertise. Mr. Payne possesses excellent management, strategic development and business skills.

     Since Mr. Payne’s appointment to the Board, Westamerica’s dividends per share have risen eleven-fold and capital levels have increased eight-fold. Total assets have quadrupled during his tenure and net income has risen by a multiple of 16. Return on equity is currently near 15%.

     Mr. Payne has successfully negotiated and led the Corporation through many mergers including: John Muir National Bank, Napa Valley Bancorporation, PV Financial, CapitolBank – Sacramento, North Bay Bancorp, ValliCorp Holdings, First Counties Bank, Kerman State Bank, Redwood Empire Bancorp, County Bank, and Sonoma Valley Bank. Mr. Payne also manages his family printing, publishing and cable television business.

Edward B. Sylvester – Director since 1979
Edward Sylvester (77) is a licensed civil engineer and the founder of SCO Planning and Engineering. He retired from the day-to-day engineering profession in 2007, but continues as a private consultant. Mr. Sylvester is currently a member of the Executive Committee, the Nominating Committee and is Chairman of the Loan and Investment Committee, and is a Director of Westamerica Bank. He was a founding Director of Gold Country Bank headquartered in Grass Valley until the bank merged with Westamerica’s predecessor, Independent Bankshares, at which time he was nominated to serve on the corporate Board by his peers. Mr. Sylvester is the Chairman of the Board of Nevada County Broadcasters, serves as Vice Chairman of the Nevada County Business Association, and is a member of the Board of Sierra Nevada Memorial Hospital where he is a member of their Finance Committee and Chairs the Hospital’s Citizen Outreach Committee. Mr. Sylvester has previously served as a member and Chairman of the California Transportation Commission that prioritizes state transportation projects and allocates funding. He is a past President of the Rotary Club of Grass Valley and past Chairman of the Grass Valley Chamber of Commerce. Mr. Sylvester has run 23 marathons to date and was the 14th person in the world to complete a full marathon on all seven continents including Antarctica.

     The depth of Mr. Sylvester’s experience gives him first-hand understanding of all the nuances of development and development funding, a current knowledge of the retail economy, and a state-wide perspective and experience in funding allocation. His long tenure on the Board brings a historical and long-term perspective while he remains current on financial issues with his continuing leadership role in the community and active management positions.

THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF ALL NOMINEES

Board of Directors and Committees

Director Independence and Leadership Structure
The Board of Directors has considered whether any relationships or transactions related to a Director were inconsistent with a Director’s independence. Based on this review, the Board has determined that E. Allen, L.E. Bartolini, E.J. Bowler, A.C. Latno, Jr., P.D. Lynch, C.C. MacMillan, R.A. Nelson, and E.B. Sylvester are “independent” Directors as defined in NASDAQ rules.

     Our Board believes that the most effective leadership structure for the Corporation at this time is to combine the responsibilities of the Chairman and CEO, a structure that has been successful since 1989. The combined positions avoid a duplication of efforts, enable decisive leadership, ensure a clear accountability for the performance of the Corporation, a more rapid implementation of decisions, and a consistent vision. Given the size of our employee base and our level of assets relative to larger, more complex banking structures, our Corporation is particularly well suited to combine the Chairman and CEO functions. Furthermore, our management team has an average tenure of 21 years and does not require the substantial oversight needed by a less experienced team, which has allowed our Chairman and CEO to lead the Corporation through eleven acquisitions since 1992.

     To ensure strong Board oversight eight of our nine Directors are, as noted above, independent as defined by NASDAQ. Only non-management directors sit on Board committees, with the exception of the Executive Committee, and every non-management director sits on one or more of these Committees. All non-management directors meet at least four times a year outside the presence of the Chairman and CEO and although a lead director has not been appointed, pertinent information from these meetings is regularly communicated to the Chairman and CEO. The Board completes an annual board evaluation that is discussed by the Nominating Committee and presented to the full Board.

     The Board of the Corporation also serves as the Board of Directors of Westamerica Bank, and as such is well informed of Bank operations through regular reports and discussions on the operations of the Bank. The Directors’ longevity with the Corporation has exposed them to a wide range of business cycles, which plays a critical role in maintaining the profitability of the Corporation through the current economic environment.

Role of the Board of Directors in Risk Oversight
The Board is also responsible for overseeing all aspects of management of the Corporation, including risk oversight, which is effected through all Board committees, but primarily through the Board’s Audit Committee. The Internal Audit Department reports directly to the Board’s Audit Committee. It presents its independently prepared company-wide annual risk assessment, its evaluation of Management’s prepared risk assessment and its audit plan incorporating the risk assessment, including the policies and procedures utilized to monitor and control such exposures.

The internal loan review function reports directly to the Board’s Loan and Investment Committee. It reports ongoing evaluations of loan portfolios and the risk rating of individual loans using guidelines established by bank regulatory authorities.

Meetings
The Corporation expects all Board Members to attend all meetings, including the Annual Meeting of Shareholders, except for reasons of health or special circumstances. The Board held a total of ten meetings during 2013. Every Director attended at least 75% of the aggregate of: (i) the Board Meetings held during that period in which they served; and (ii) the total number of meetings of any Committee of the Board on which the Director served. Each individual who served on the Board of the Corporation on the date of the 2013 Annual Meeting of Shareholders attended the meeting.

Committees of the Board

Employee
			Benefits and	Loan and
	Executive	Audit	Compensation	Investment	Nominating
Director Name	Committee	Committee	Committee	Committee	Committee
Etta Allen			X	X
Louis E. Bartolini		X
E. Joseph Bowler		X
Arthur C. Latno, Jr.	X		X	X	Chair
Patrick D. Lynch	X		Chair		X
Catherine Cope MacMillan		X		X
Ronald A. Nelson		Chair	X
David L. Payne	Chair
Edward B. Sylvester	X			Chair	X
Number of Meetings in 2013	9	5	5	9	1

Executive Committee
Functions: The Board delegates to the Executive Committee all powers and authority of the Board in the management of the business affairs of the Corporation between Board Meetings, which the Board is allowed to delegate under California law.

Audit Committee

The Board of Directors has determined that all members are independent, as that term is defined by applicable rules of NASDAQ for Audit Committee purposes. The Board has also designated Mr. Nelson as the “Audit Committee financial expert” as defined by the rules of the SEC and has determined that he is “financially sophisticated” under NASDAQ rules. In concluding that Mr. Nelson is the Audit Committee financial expert, the Board determined that he has:
  an understanding of generally accepted accounting principles and financial statements;
  the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;
  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements, or experience actively supervising one or more persons engaged in such activities;
  an understanding of internal control over financial reporting; and
  an understanding of Audit Committee functions.

     Designation of a person as an Audit Committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other Audit Committee member or any other Director and does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Functions: The Audit Committee provides independent, objective oversight of the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independence and performance of the Corporation’s independent auditor as it performs audit, review or attest services, and the Corporation’s internal audit and control function. It selects and retains the independent auditors, and reviews the plan and the results of the auditing engagement. It acts pursuant to a written charter that was last revised by the Board of Directors in July 2013 and is attached as Exhibit A to the Proxy Statement for this 2014 Annual Meeting of Shareholders. The Audit Committee Report that follows below more fully describes the responsibilities and the activities of the Audit Committee.

Employee Benefits and Compensation Committee
The Employee Benefits and Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised solely of Directors who are not current or former employees of Westamerica or any of its affiliates. They are independent as defined by NASDAQ rules.

Functions: The Compensation Committee administers Westamerica Bancorporation’s 2012 Amended and Restated Stock Option Plan of 1995, Tax Deferred Savings and Retirement Plan, Deferred Profit Sharing Plan, Deferred Compensation Plan, and the Westamerica Bancorporation Deferral Plan. It administers the Corporation’s compensation programs and reviews and reports to the Board the compensation level for executive officers, including the CEO, of the Corporation and its subsidiaries and determines that compensation plans are balanced between financial results without motivation of excessive risk taking. The Compensation Committee determines annual corporate performance objectives for equity compensation and cash bonuses and their related corporate, divisional and individual goals. Based on the CEO’s assessment of the extent to which each executive officer met those objectives and goals, the Committee determines each executive officer’s annual equity compensation and cash bonus. The Compensation Committee also establishes the individual goals and targets for the CEO. All compensation approved by the Compensation Committee is reported to the full Board of Directors. The role of the Compensation Committee is described in greater detail under the section entitled “Compensation Discussion and Analysis.”

The Compensation Committee is governed by a written charter as required by NASDAQ rules. The charter is attached to this proxy statement as Exhibit B. The Compensation Committee has the authority to seek assistance from officers and employees of the Corporation as well as external legal, accounting and other advisors. It has not retained outside consultants for compensation advice, but can request assistance on an as-needed basis. It does not delegate authority to anyone outside of the Compensation Committee. The Payroll and Employee Benefits Department supports the Compensation Committee by fulfilling certain administrative duties regarding the compensation programs.

Nominating Committee
The Board of Directors has determined that all members of the Nominating Committee are independent, as defined in NASDAQ rules.

Functions: The Nominating Committee is governed by a written charter, which was affirmed in January 2013 and was attached as Exhibit A to the Proxy Statement for the 2013 Annual Meeting of Shareholders. The Nominating Committee screens and recommends qualified candidates for Board membership. This Committee recommends a slate of nominees for each Annual Meeting. As part of that process, it evaluates and considers all candidates submitted by shareholders in accordance with the Corporation’s Bylaws, and considers each existing Board member’s contributions. The Committee applies the same evaluation standards whether the candidate was recommended by a shareholder or the Board.

     While the Board does not have a formal diversity policy, it believes that the Board broadly defines diversity to encompass a diverse range of skills and expertise sufficient to provide prudent guidance to the Corporation. In addition to the qualifications and characteristics described below, it considers whether the potential Director assists in achieving a mix of Board Members that represents a diversity of background, perspective, and experience. Our Board includes Directors with experience in public corporations and non-profit organizations, as well as entrepreneurial individuals who have successfully run their own private enterprise. Our Board also has a broad set of skills necessary for providing oversight to a financial institution, which includes proven leadership, and expertise in capital management, finance, accounting, regulatory affairs, and investment management.

Nominating Directors. The Nominating Committee will consider shareholder nominations submitted in accordance with Section 2.14 of the Bylaws of the Corporation. That section requires, among other things, that nominations be submitted in writing and must be received by the Corporate Secretary at least 45 days before the anniversary of the date on which the Corporation first mailed its proxy materials for the prior year’s Annual Meeting of Shareholders. If the date for the current year’s Annual Meeting changes more than 30 days from the date on which the prior year’s meeting was held, the Corporation must receive notice with a reasonable amount of time before the Corporation mails its proxy materials for the current year.

Nominations must include the following information:
  The principal occupation of the nominee;
  The total number of shares of capital stock of the Corporation that the shareholder expects will be voted for the nominee;
  The name and address of the nominating shareholder; and
  The number of shares of capital stock of the Corporation owned by the nominating shareholder.
The Committee has specified the following minimum qualifications it believes must be met by a nominee for a position on the Board:
  Appropriate personal and professional attributes to meet the Corporation’s needs;
  Highest ethical standards and absolute personal integrity;
  Physical and mental ability to contribute effectively as a Director;
  Willingness and ability to participate actively in Board activities and deliberations;
  Ability to approach problems objectively, rationally and realistically;
  Ability to respond well and to function under pressure;
  Willingness to respect the confidences of the Board and the Corporation;
  Willingness to devote the time necessary to function effectively as a Board member;
  Possess independence necessary to make unbiased evaluation of Management performance;
  Be free of any conflict of interest that would violate applicable law or regulation or interfere with ability to perform duties;
  Broad experience, wisdom, vision and integrity;
  Understanding of the Corporation’s business environment; and
  Significant business experience relevant to the operations of the Corporation.

Loan and Investment Committee
Functions: This Committee reviews major loans and investment policies.

Director Compensation

The following table and footnotes provide information regarding the compensation paid to the Corporation’s non-employee members of the Board of Directors in the fiscal year 2013. Directors who are employees of the Corporation receive no compensation for their services as Directors.

Director Compensation Table For Fiscal Year 2013

		Change in Pension Value and
	Fees Earned	Nonqualified Deferred
Name(1)	Paid in Cash ($)	Compensation Earnings(2)	Total ($)
Etta Allen	$34,800	$62,677	$97,477
Louis E. Bartolini	33,000	651	33,651
E. Joseph Bowler	33,000	-	33,000
Arthur C. Latno, Jr.	44,050	-	44,050
Patrick D. Lynch	40,250	-	40,250
Catherine Cope MacMillan	36,600	-	36,600
Ronald A. Nelson	37,250	-	37,250
Edward B. Sylvester	42,450	11,422	53,872
____________________

(1)

Non-employee Directors did not receive options or stock awards. During 2013, non-employee Directors of the Corporation each received an annual retainer of $18,000. Each non-employee Director received $1,200 for each meeting of the Board attended and $600 for each Committee meeting attended. The Chairman of each Committee received an additional $250 for each Committee meeting attended. All non-employee Directors are reimbursed for expenses incurred in attending Board and Committee meetings. The Chairman of the Board, David L. Payne, is compensated as an employee and did not receive any compensation as a Director.

(2)

The Deferred Compensation Plan allows non-employee Directors to defer some or all of their Director compensation with interest earnings credited on deferred compensation accounts. The amount shown is the interest on nonqualified deferred compensation that exceeds 120% of the long-term Applicable Federal Rate, with compounding, on all cash compensation deferred in 2013 and in previous years.

Westamerica Bancorporation does not have a charitable donations program for Directors nor does it make donations on behalf of any Director(s). The Corporation may make a nominal donation through its Community Relations program to non-profit organizations where a Director(s) may have an affiliation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The executive compensation practices described below have been followed consistently for twenty-two years. At the 2010, 2011, 2012 and 2013 Annual Meetings of Shareholders, a majority of our shareholders approved an advisory proposal on the Corporation’s executive compensation.

The Compensation Committee governs the executive compensation program that combines three compensation elements: base salary, annual non-equity cash incentives, and long-term stock grants. Several compensation philosophies and practices underlie this program:
  Base salaries for participants in this program should be limited to foster an environment where incentive compensation motivates and rewards corporate, divisional, and individual performance.
  Incentive compensation (annual non-equity cash incentives and long-term stock grants) is based on measurement of performance against pre-established objective measurable goals. Specific criteria for each objective are established for “threshold,” “target,” and “outstanding” performance. On any one measure, performance below “threshold” results in no credit for that objective. “Threshold” performance results in 75% achievement, “target” performance results in 100% achievement, and “outstanding” performance results in 150% achievement. The performance achievement level determines the size of incentive compensation awards.

  Long-term incentive stock grants will be awarded to senior management if the corporate performance level is rated “threshold” or better. The purpose of long-term incentive grants is to:
–	motivate senior management to focus on long-term performance;
–	avoid excessive risk-taking and instill conservative management practices;
–	build equity ownership among Westamerica’s senior management;
–	link shareholder interests to management incentives; and
–	create ownership mentality among senior management.

In February 2013, the Board of Directors adopted a clawback policy that requires executive officers to forfeit previously awarded incentive compensation if the incentives were based on materially inaccurate financial statements or other performance measures that are later proven to be materially inaccurate or the achievement of which were due to fraud or other misconduct.

Establishing Incentive Levels, Determining Objectives and Measuring Performance
In administering the executive compensation program, the Compensation Committee determines “target” incentives for each position annually. The Compensation Committee exercises discretion in establishing “target” incentives in an effort to provide competitive pay practices while motivating and rewarding performance that benefits the Corporation’s long-term financial performance and shareholder interests, and avoiding excessive risk-taking.

     At the beginning of each calendar year, the Compensation Committee establishes annual corporate performance objectives. In establishing corporate performance objectives, the Compensation Committee takes into consideration the current operating environment for the commercial banking industry as well as internal management policies and practices which would, in the Compensation Committee’s opinion, benefit the long-term interests of the Corporation and its shareholders. Corporate performance measures include risk management elements considered to be responsive to the impact that current operating conditions could have on the long-term performance of the Company. The Compensation Committee monitors the economy and the banking industry’s operating environment throughout the ensuing year, and may exercise discretion in adjusting corporate performance objectives during the year.

     The operating environment for the commercial banking industry is impacted by a myriad of factors including, but not limited to, local, national and global economic conditions, interest rate levels and trends, monetary policies of the Federal Reserve Board and its counterparts in other countries, fiscal policies of the United States government and other global political conditions, regulations and legislation, liquidity in capital markets, the demand for capital by commercial enterprises and consumers, new financial products, competitive response to changing conditions within the industry, trade balances, the changing values of real estate, currencies, commodities and other assets, and other factors.

     Management policies and practices the Board considers in establishing corporate performance objectives include, but are not limited to, management of the Corporation’s balance sheet and product pricing in a manner which will provide consistent sustainable growth in long-term financial results for shareholders, the type and variety of financial products offered by the Corporation, adherence to internal controls, management of the credit risk of the Corporation’s loan and investment portfolios, the results of internal, regulatory and external audits, service quality delivered to the Corporation’s customers, service quality of “back office” support departments provided to those offices and departments directly delivering products and services to the Corporation’s customers, maintenance of operating policies and procedures which remain appropriate for risk management in a dynamic environment, timely and efficient integration of acquired companies, operational efficiencies, and capital management practices.

     Restricted performance shares (“RPS”) represent awards of Westamerica’s common stock subject to achievement of performance objectives established by the Compensation Committee. The 2012 Amended and Restated Stock Option Plan of 1995 (the “2012 Amended Plan”), which was originally approved by shareholders in 1995, and amended with shareholder approval in 2003 and again in 2012, defines the performance factors the Board must use in administering RPS grants as one or more of the following: earnings, diluted earnings per share, revenue and revenue per diluted share, expenses, share price, return on equity, return on equity relative to the average return on equity for similarly sized institutions, return on assets, return on assets relative to the average return on assets for similarly sized institutions, efficiency ratio (operating expenses divided by operating revenues), net loan losses as a percentage of average loans outstanding, nonperforming assets, and nonperforming assets as a percentage of total assets.

     In addition to establishing corporate performance objectives, the Compensation Committee also establishes individual goals for the CEO. In regard to the other executives named in the accompanying tables, the CEO recommends divisional and individual performance objectives to the Compensation Committee, which considers, discusses, adjusts as necessary, and adopts such performance objectives.

     Upon the closure of each calendar year, the Compensation Committee reviews corporate, divisional, and individual performance against the performance objectives for the year just completed. After thorough review and deliberation, the Compensation Committee determines the recommended amount of individual non-equity cash incentives and stock-based incentive awards. The Compensation Committee reports such incentives to the Board of Directors. Meetings of the Compensation Committee and Board of Directors routinely occur in January, immediately following the closure of the calendar year for which performance is measured for incentive compensation purposes.

Stock Grants
Long-term stock grants may only be awarded under shareholder approved stock-based incentive compensation plans. The Corporation’s Proxy Statement dated March 12, 2012, as filed with the SEC on March 13, 2012, summarizes the 2012 Amended Plan’s changes from the predecessor plan. Such changes included:
  reducing the issuable shares to 1,500,000 (plus shares that become available if awards under prior plans expire unexercised or are cancelled, forfeited or terminated before being exercised);
  any additional authorization of shares available for issuance must be approved by shareholders; and
  establishing a plan expiration date of April 26, 2022 after which shareholder approval is again required to extend the term or approve a new stock option plan.

The 2012 Amended Plan allows four types of stock-based compensation awards:

Incentive Stock Options (“ISO”) allow the optionee to buy a certain number of shares of Westamerica common stock at a fixed price, which is established on the date of the option grant. ISOs are intended to meet the requirements of Section 422 of the Internal Revenue Code which provide advantages if certain conditions are met. If the optionee holds the acquired stock for the designated holding period, the optionee defers the timing of recognizing taxable income related to exercising the ISO. If the optionee complies with the ISO requirements, the Corporation does not receive a corporate tax deduction related to the shares issued.

Nonqualified Stock Options (“NQSO”) also give the optionee the option to buy a certain number of shares of Westamerica common stock at a fixed price, which is established on the date of grant. Unlike ISOs, NQSOs do not allow deferral of taxable income for the optionee. At the time NQSOs are exercised, the optionee incurs taxable income equal to the spread between the exercise price and the market price of the stock, and the Corporation receives a corporate tax deduction in the same amount.

Stock Appreciation Rights (“SAR”) provide the holder a cash payment equal to the difference between the fair market value of the Corporation’s common stock on the date the SAR is surrendered and the fair market value of the Corporation’s common stock on the date the SAR was granted. The optionee incurs taxable income at the time the SAR is settled and the Corporation receives a corporate tax deduction in the same amount.

Restricted Performance Share Grants as noted above, are awards of the Corporation’s common stock that are subject to the achievement of performance objectives. Award recipients receive shares at the end of the performance measurement period only if performance objectives are achieved. The award recipient incurs taxable income at the time any RPS vests and the Corporation receives a corporate tax deduction in the same amount.

Determination of Awards to Grant
In determining which type of stock-based compensation awards to grant, the Compensation Committee considers the attributes of each form of incentive. Examples include the ability to motivate management to make decisions based on the long-term interests of shareholders, the desire to compensate with shares rather than cash, and the tax consequences of each type of award. The Compensation Committee retains the latitude to utilize all forms of incentives provided under the 2012 Amended Plan. In the current and preceding years, the Compensation Committee has utilized NQSO and RPS based on the motivational aspects of stock price appreciation, the settlement in shares rather than cash, and the preservation of tax deductions for the Corporation. As of February 24, 2014, the Corporation had no ISO or SAR awards outstanding.

Determination of Option Exercise Price
The 2012 Amended Plan also requires the exercise price of each NQSO or ISO to be no less than one hundred percent (100%) of the fair market value of the Corporation’s common stock on the date of grant. The 2012 Amended Plan does not allow re-pricing stock options for poor stock price performance.

     Stock-based compensation awards are submitted by the Compensation Committee to the full Board of Directors for review. As described above, these meetings have routinely occurred in January immediately following the closure of the calendar year for which performance is measured for incentive compensation purposes. The Compensation Committee meeting has routinely been held during the same week as the related Board of Directors meeting. These January meetings follow by no more than ten business days the Corporation’s public disclosure of its financial results for the preceding year. As a result, stock option grants are awarded, and the exercise price of such grants are determined at a time when the Corporation has broadly disseminated its financial condition and current operating results to the public. The Corporation’s outstanding stock option grants are dated, and related stock option exercise prices are determined, on the January date the Compensation Committee meets to approve such grants.(1)

Long-Term Incentive Attributes
The Board of Directors has designated the Compensation Committee as the administrator of the 2012 Amended Plan. The Compensation Committee reports to the Board the terms and conditions of stock option awards. In carrying out this responsibility, the Compensation Committee designs such awards as long-term incentives. The terms and conditions of currently outstanding awards include:
  NQSO grants vest one-third (1/3) on each anniversary of the grant date. As such, NQSO grants become fully vested over a three-year period. NQSO grants expire on the tenth anniversary of the grant date. The Corporation does not pay dividends on shares underlying NQSO grants until the optionee exercises the option and the shares are outstanding on a dividend record date.
  RPS awards vest three years following the grant date, only if corporate performance objectives are achieved over the three-year period. The Corporation does not pay dividends on RPS shares until vesting occurs and shares awarded become outstanding on a dividend record date.

Compensation for the Chairman, President & CEO
Mr. Payne performs two functions for the Corporation. These two functions tend to be compensated separately at similarly sized banking institutions. Mr. Payne serves as Chairman of the Board and Chief Executive Officer with responsibilities including oversight of the organization and external strategic initiatives. Mr. Payne also serves as President and Chief Operating Officer with responsibilities including daily management of internal operations. Mr. Payne’s total compensation reflects these broad responsibilities. Consistent with the overall compensation philosophy for senior executives, Mr. Payne’s compensation has a greater amount of pay at risk through incentives than through base salary. Since Mr. Payne is compensated as an executive, he is not eligible to receive compensation as a Director.
     As noted on page 28 of the Proxy under the Pension Benefits Table, during 1997 the Corporation entered into a nonqualified pension agreement (“Pension Agreement”) with Mr. Payne in consideration of Mr. Payne’s agreement that RPS granted in 1995, 1996 and 1997 would be cancelled.(2) In entering the Pension Agreement, the Board of Directors considered the following:
  Mr. Payne had a significant beneficial interest in Corporation common stock, which was more than adequate to continue to provide motivation for Mr. Payne to continue managing the Corporation in the best interests of shareholders.
  In 1997, the Corporation had consummated its largest acquisition, with significant total asset growth of approximately 51 percent. One of the Board’s objectives was to provide a compensation mechanism providing retention features for Mr. Payne. Retention of Mr. Payne as President and Chief Executive Officer was desired following the Corporation’s significant growth. The RPS shares surrendered for the Pension Agreement were scheduled to vest on dates in 1998, 1999 and 2000, while the Pension Agreement was not fully vested until December 31, 2002. Additionally, the 20-year certain pension provided under the Pension Agreement was to commence upon Mr. Payne’s attainment of age 55. Mr. Payne was age 42 at the time of entering the Pension Agreement.
____________________
(1)	Due to merger and acquisition activity, the Corporation converts stock option grants outstanding for acquired companies based on the terms and conditions of related merger agreements. The dating of such converted stock options generally remains as originally dated by the acquired company. As a result, the Corporation at times has options outstanding related to acquisitions with grant dates different from its routine stock option granting practices.
(2)	The value of the surrendered RPS shares and the Pension Agreement were considered equivalent based on actuarial assumptions.

Compensation Awarded to Named Executive Officers
Base salaries for participants in the executive compensation program are generally limited to foster an environment where incentive compensation motivates and rewards corporate, divisional, and individual performance. As such, base pay increases are generally infrequent and limited to “control points” assigned to each position. The non-equity cash incentive formula has the following components:

“Target”		Composite Corporate		Cash
Cash	X	Divisional and Individual	=	Incentive
Incentive		Performance Level		Award

     In structuring performance goals for the named executive officers, the Compensation Committee emphasizes goals, which if achieved, will benefit the overall Corporation. As such, senior management level positions have high relative weighting on corporate objectives, and divisional leadership positions also have significant weighting on divisional objectives. The “target” cash incentive and the weighting of goals for the named executive officers for 2013 performance were as follows:

	“Target”	Goal Weighting
	Cash
	Incentive	Corporate	Divisional	Individual
Mr. Payne	$371,000	80%	–	20%
Mr. Thorson	82,000	55%	25%	20%
Ms. Finger	82,000	55%	20%	25%
Mr. Hansen	73,900	55%	25%	20%
Mr. Robinson	82,500	50%	40%	10%

     The Compensation Committee establishes corporate goals with the intent to balance current profitability with long-term stability of the Corporation and its future earnings potential. The 2013 corporate performance goals related to current year “profitability” included return on equity, return on assets and diluted earnings per share. The performance goals designed to maintain the long-term stability of the Corporation include “quality” and “control” components. The “quality” measures include loan portfolio quality measures (originated classified loans and other real estate owned, originated non-performing loans and originated other real estate owned, and net loan losses to average originated loans) and service quality measures (external service quality to customers and internal service quality of support departments and branches). The “control” measures include non-interest expense to revenues (efficiency ratio), the level of non-interest expenses, and internal audit results. By maintaining both current year “profitability” goals and longer-term “quality” and “control” goals, Management has a disincentive to maximize current earnings at the expense of longer-term results.

     For 2013, the Compensation Committee expected nominal economic growth with a high level of uncertainty given the slow recovery from the severe recession of 2008 and 2009. As a result, the Committee reserved the ability to exercise a certain degree of judgment in adjusting target goals based on the resulting operating environment.

     The Compensation Committee determined the 2013 operating environment was generally characterized as follows:
  The economy grew at a level below economic potential. Employment conditions improved, although unemployment levels remained above targets established by the Federal Open Market Committee. Inflation expectations remained relatively low;
  The Federal Reserve’s monetary policies continued to influence interest rates to remain at relatively low levels, although mortgage interest rates and other intermediate-term and longer-term interest rates gradually increased during the year;
  Interest rates on loans and investment securities remain relatively low compared to interest rates which would exist in a healthy and stable economy. Market interest rates remained below the yields on the Company’s overall loan and investment portfolios throughout 2013. Competitive pricing of loans was aggressive;
  New regulations on financial institutions continued to pressure compliance costs and operational risks.
     The Compensation Committee considered Management’s response to the current operating environment including:
  Management consistently maintained conservative loan underwriting practices to appropriately manage the Company’s exposure to credit risk;
  Management maintained loan pricing at levels appropriate for longer-term profitability;
  Management controlled operating costs in a manner to offset the effect of environmental pressures on revenues;
  Management increased the volume of interest-sensitive investment securities to prepare for rising interest rates on a forward basis;
  Management pursued new sources of fee income growth; and
  Adequate capital levels were maintained to accommodate growth opportunities.

     The Compensation Committee chose to make adjustments to actual results to take into account the impact of the operating environment. Adjusted actual results against “target” performance goals were:

	Performance	Adjusted Actual
	“Target”	Results
Profitability Goals:
Return on average shareholders’ equity	13.2%	13.4%
Return on average assets	1.45%	1.45%
Diluted earnings per share	$2.69	$2.65

Quality Goals:
Classified originated loans and other real estate owned	$63 million	$60 million
Non-performing originated loans and other real estate owned	$22.0 million	$11.3 million
Net loan losses to average originated loans	0.65%	0.26%
Service quality	Improving	Improving

Control Goals:
Non-interest expense to revenues (efficiency ratio)	47.8%	48.8%
Non-interest expenses	$113.6 million	$112.6 million
Below satisfactory internal audits	none	none

     In reviewing the operating environment, Management’s response to the operating environment, and adjusted results compared to “target” performance goals, the Compensation Committee determined corporate performance to be 110% of target goals.

     As described above, divisional and individual goals are used in conjunction with corporate performance goals to determine cash bonus awards.

     In addition to daily management responsibilities, Mr. Payne’s individual goals included:
  Managing the Company toward satisfactory financial results including revenue stabilization, cost control, and risk management;
  Expanding existing and pursuing new non-interest income revenue sources for the Company;
  Developing acquisition opportunities;
  Improving credit quality and planning for expiration of FDIC asset indemnification;
  Maintaining quality shareholder relations;
  Maintaining effective relationships with regulators;
  Satisfactory audit and regulatory examination results;
  Effective internal control management; and
  Following effective personnel practices including succession planning.

     Based on individual performance against these goals, the Committee exercised its discretion and assigned Mr. Payne a composite corporate and individual performance level of 68%.

     In addition to routine on-going divisional responsibilities, Mr. Thorson managed the Finance Division toward functional goals, which included:
  Leading administrative processes regarding expiration of FDIC asset indemnification;
  Management of the regulatory compliance function;
  Personnel management and staff development;
  Assuming management responsibilities for payroll and benefits functions; and
  Management of tax strategies.

     Based on the Finance Division’s results, the Committee determined divisional performance to be 119%.

     In addition to daily management responsibilities, Mr. Thorson’s individual goals included:
  Financial planning and forecasting;
  Evaluating the Company’s tax positions and development of appropriate strategies;
  Divisional personnel succession and development activities;
  Capital planning; and
  Supporting merger and acquisition activities.

     Based on individual performance against these goals, the Committee determined Mr. Thorson’s individual performance to be 138%. In considering all elements of performance, the Committee exercised its discretion and assigned Mr. Thorson a composite corporate, divisional and individual performance level of 148%.

     In addition to routine on-going divisional responsibilities, Ms. Finger managed the Treasury Division toward functional goals, which included:
  Asset / liability and interest-rate risk management;
  Implementation of new regulations regarding investment securities;
  Personnel management and succession planning;
  Management of securities portfolio and overall interest-rate risk position; and
  Management of merchant credit card and trust operations including sales activities revenue levels, expense containment, and audit results.

     Based on the Treasury Division’s results, the Committee determined divisional performance to be 126%.

     In addition to daily management responsibilities, Ms. Finger’s individual goals included:
  Merger and acquisition analysis and support; and
  Management of any corporate litigation.

     Based on individual performance against these goals, the Committee determined Ms. Finger’s individual performance to be 138%. As a result, Ms. Finger’s composite corporate, divisional and individual performance level was 120%.

     In addition to routine on-going divisional responsibilities, Mr. Hansen managed the Operations and Systems Division toward functional goals, which included:
  Manage operating costs to budgeted levels;
  Management of significant information technology initiatives;
  Review of technology processes including implementation of evolutionary improvements;
  Implementation and management of new fee-based products; and
  Satisfactory regulatory and internal audit results.

     Based on the Operations and Systems Division’s results, the Committee determined divisional performance to be 114%.

     In addition to daily management responsibilities, Mr. Hansen’s individual goals included:
  Management of personnel and staff development activities; and
  Management of third-party service providers.

     Based on individual performance against these goals, the Committee determined Mr. Hansen’s individual performance to be 124%. As a result, Mr. Hansen’s composite corporate, divisional and individual performance level was 114%.

     In addition to routine on-going divisional responsibilities, Mr. Robinson managed the Banking Division toward functional goals, which included:
  Manage sales efforts across the entire branch network;
  Improve non-deposit fee-based revenue;
  Implementation of personnel development initiatives;
  Maintain strong internal controls; and
  Satisfactory audit results.

     Based on the Banking Division’s results, the Committee determined divisional performance to be 100%.

     In addition to daily management responsibilities, Mr. Robinson’s individual goals included:
  Regional sales responsibilities; and
  Development of new compensation initiatives.

     Based on individual performance against these goals, the Committee determined Mr. Robinson’s individual performance to be 138%. As a result, Mr. Robinson’s composite corporate, divisional and individual performance level was 109%.

     Based on the above described performance against objectives, the Committee determined cash incentive awards as follows:

	“Target”		Composite Corporate		Cash
	Cash	X	Divisional and Individual	=	Incentive
	Incentive		Performance Level		Award
Mr. Payne	$371,000		68%		$250,000
Mr. Thorson	82,000		148%		121,700
Ms. Finger	82,000		120%		98,500
Mr. Hansen	73,900		114%		84,000
Mr. Robinson	82,500		109%		89,700

     The size of stock grants is determined by corporate performance using stated formulas. The formulas used to determine “target” NQSO and RPS grant sizes adjust for changes in the underlying value of one share of Company common stock. For achievement of corporate performance in 2013, the following stock grants were awarded in January 2014:

	“Target”				Nonqualified
	Nonqualified		Corporate		Stock
	Stock Option	X	Performance	=	Option
	Grant		Level		Award
Mr. Payne	–		110%		–
Mr. Thorson	19,800		110%		21,800
Ms. Finger	19,800		110%		21,800
Mr. Hansen	17,900		110%		19,700
Mr. Robinson	20,100		110%		22,100

	“Target”		Corporate
	RPS	X	Performance	=	RPS
	Grant		Level		Award
Mr. Payne	–		110%		–
Mr. Thorson	2,090		110%		2,300
Ms. Finger	2,090		110%		2,300
Mr. Hansen	1,890		110%		2,080
Mr. Robinson	2,110		110%		2,320

     RPS awards vest three years following the grant date, only if certain corporate performance objectives are achieved over the three-year period. In January 2014, the Compensation Committee evaluated whether the three year corporate performance objectives were met for RPS awards granted in January 2011. The performance objectives for the RPS granted in January 2011 included:
  3 year cumulative diluted earnings per share (EPS);
  3 year average of annual return on average total assets (ROA);
  3 year average of annual return on average shareholders’ equity relative to industry average ROE (ROE differential);
  Ending originated non-performing assets to total originated assets (NPA); and
  Efficiency ratio over three years.
     The RPS would vest if any one of the following performance results were achieved:
  4 of 5 objectives reaching “threshold” performance level;
  3 of 5 objectives reaching “target” performance level; or
  2 of 5 objectives reaching “outstanding” performance level.

     The goals and achieved results were:

	Threshold	Target	Outstanding	Result
EPS	$9.70	$9.90	$10.15	Below Threshold
ROA	1.80%	1.87%	2.00%	Below Threshold
ROE differential	3.00%	3.50%	4.50%	Outstanding
NPA	0.80%	0.70%	0.55%	Outstanding
Efficiency Ratio	47.00%	45.00%	42.00%	Threshold

With two of the five goals achieved at the “outstanding” performance level, the Compensation Committee determined the RPS shares awarded in 2011 vested upon achievement of three year goals.

Nonqualified Deferred Compensation Programs
The Corporation maintains nonqualified deferred compensation programs to provide senior and mid-level executives the ability to defer compensation in excess of the annual limits imposed on the Corporation’s “401(k)” plan. The Corporation believes these tax deferral programs enhance loyalty and motivate retention of executives. These programs allow executives to defer cash pay and RPS shares upon vesting. The programs also allow Directors to defer Director fees.
  Cash pay deferred in the program accumulates in accounts in the names of the participating Directors and executives. The Corporation credits the balance of these accounts with interest using an interest rate that approximates the crediting rate on corporate-owned life insurance policies, which finance the cash pay deferral program. Deferrals and interest credits represent general obligations of the Corporation.
  The common stock the Corporation issues to executives upon the vesting of RPS grants may be deferred into the program and deposited into a “Rabbi Trust.” Since these shares are outstanding shares of the Corporation’s common stock, the Corporation pays dividends on these shares at the same rate paid to all shareholders. The shares held in the “Rabbi Trust” are subject to claims by the Corporation’s creditors.

Employment Contracts
None of the executives named in the accompanying tables have employment contracts with the Corporation.

Compensation in the Event of a Change in Control
The banking industry has significant merger and acquisition activity. To promote retention of senior executives, unvested NQSO and RPS grants contain a “change in control” provision, which trigger full vesting upon a change in control. The Compensation Committee determined these provisions were appropriate in order to retain executives to continue managing the Corporation after any “change in control” was announced through its ultimate consummation. Since none of the named executive officers have entered employment contracts with the Corporation, they serve in an “at-will” capacity and could terminate their employment at any time. The Compensation Committee felt it would be in the best interests of shareholders to have a retention mechanism in place to provide continuity of management during a “change in control” process. Further, the Committee expects the named executive officers would be terminated by an acquiring institution rather than retained in a similar functional capacity.

     The Corporation also maintains a Severance Payment Plan covering all employees to promote employee retention. The Severance Payment Plan provides salary continuation benefits for employees in the event of a “change in control.” The amount of salary continuation benefits is based on years of service and corporate title, but in no event exceed the equivalent of one times annual salary. All named executive officers are eligible for one year’s salary under the plan.

Other
Internal Revenue Code (“IRC”) Section 162(m) places a limit on the amount of compensation that may be deducted by the Corporation in any year with respect to certain of the Corporation’s highest-paid executives. Certain “performance-based compensation” is not counted toward this limit. The Corporation intends generally to qualify compensation paid to executive officers for deductibility under the IRC, including Section 162(m), but reserves the right to pay compensation that is not deductible.

Employee Benefits Compensation Committee Report

We, the Compensation Committee of the Board of Directors of the Corporation, have reviewed and discussed the Compensation Discussion and Analysis with Management. Based on that review and discussion, we have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013.

     Submitted by the Employee Benefits and Compensation Committee
              Patrick D. Lynch, Chairman
              Etta Allen
              Arthur C. Latno, Jr.
              Ronald A. Nelson

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Corporation or any of its subsidiaries, or entered into (or agreed to enter into) any transaction or series of transactions with the Corporation or any of its subsidiaries with a value in excess of $120,000. None of the executive officers of the Corporation has served on the Board of Directors or on the Compensation Committee of any other entity, where one of that entity’s executive officers served either on the Board of Directors or on the Compensation Committee of the Corporation.

Summary Compensation

The following table sets forth summary compensation information for the chief executive officer, chief financial officer and each of the other three most highly compensated executive officers for the fiscal years ending December 31, 2013, 2012, and 2011. These persons are referred to as named executive officers elsewhere in this Proxy Statement.

Summary Compensation Table For Fiscal Year 2013

						Change in
						Pension Value
						and
						Nonqualified
					Non-Stock	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name Position	Year	Salary	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	TOTAL
David L. Payne	2013	$371,000	-	-	$250,000	-	$15,437	$636,437
Chairman,	2012	371,000	-	-	250,000	-	18,750	639,750
President & CEO	2011	371,000	$126,900	-	250,000	-	18,779	766,679
John "Robert" A. Thorson	2013	149,000	122,825	112,945	121,700	38,953	17,471	562,894
SVP & Chief	2012	149,000	123,092	121,737	116,500	31,832	18,811	560,972
Financial Officer	2011	149,000	122,839	117,660	116,500	20,393	16,844	543,236
David L. Robinson	2013	150,000	123,699	114,328	89,700	32,100	18,579	528,406
SVP/Banking Division	2012	150,000	123,552	122,298	92,800	26,405	15,334	530,389
Manager	2011	150,000	123,854	118,215	84,400	16,495	16,927	509,891
Jennifer J. Finger	2013	129,996	122,825	112,945	98,500	30,877	17,827	512,970
SVP & Treasurer	2012	129,996	123,092	121,737	98,300	25,724	18,635	517,484
	2011	129,996	122,839	117,660	97,100	16,826	19,321	503,742
Dennis R. Hansen	2013	130,008	110,586	101,881	84,000	25,226	35,054	486,755
SVP/Operations & Systems	2012	130,008	110,691	108,834	84,400	21,819	31,420	487,172
Division Manager	2011	130,008	110,656	106,560	84,700	14,124	31,864	477,912
____________________

(1)	Stock Awards represent RPS shares as described in the Compensation Discussion & Analysis. The amounts shown represent the aggregate grant date fair market value.
2)	Option awards represent Nonqualified Stock Options as described in the Compensation Discussion & Analysis. The amounts shown represent the aggregate grant date fair market value.
(3)	The amounts shown are non-equity incentive compensation only. No interest or other form of earnings was paid on the compensation.
(4)

The amounts include interest paid on deferred cash compensation to the extent the interest exceeds 120% of the long-term Applicable Federal Rates with compounding. The Corporation has no defined benefit pension plan. Mr. Payne has a pension agreement, which is discussed under “Pension Benefits for Fiscal Year 2013.”

(5)

Each of the above-named executive officers received less than $10,000 of aggregate perquisites and personal benefits, except for Mr. Hansen who received a car allowance of $12,000. All other compensation includes Corporation contributions to defined contribution plans (401(k) and Profit Sharing), and amounts added to taxable wages using IRS tables for the cost of providing group term life insurance coverage that is more than the cost of $50,000 of coverage. It also includes the dollar value of the benefit to Mr. Payne for the portion of the premium payable by the Corporation with respect to a split dollar life insurance policy (projected on an actuarial basis), and a bonus paid to Mr. Payne in the amount of his portion of the split dollar life insurance premium.

Based on the compensation disclosed in the Summary Compensation Table, approximately 34% of total compensation comes from base salaries. See Compensation Discussion and Analysis for more details.

Grants of Plan-Based Awards Table For Fiscal Year 2013

						All Other Stock
					All Other Stock	Awards: Number	Exercise or
		Estimated Future Payouts Under			Awards: Number of	of Securities	Base Price of
		Non-Equity Incentive Plan Awards			Shares of Stock	Underlying	Option Awards	Grant Date
Name	Grant Date	Threshold	Target	Maximum	or Units(1)	Options(2)	($/Share)(2)	Fair Value(3)
David L. Payne	1/24/13	$0	$371,000	$556,500	-	-
	1/24/13	-	-	-	-	-	$0	$0
	1/24/13	-	-	-	-	-	43.71	-
John "Robert" A. Thorson	1/24/13	0	82,000	123,000	-	-	-	-
	1/24/13	-	-	-	2,810	-	-	122,825
	1/24/13	-	-	-	-	24,500	43.71	112,945
David L. Robinson	1/24/13	0	82,500	123,750	-	-	-	-
	1/24/13	-	-	-	2,830	-	-	123,699
	1/24/13	-	-	-	-	24,800	43.71	114,328
Jennifer J. Finger	1/24/13	0	82,000	123,000	-	-	-	-
	1/24/13	-	-	-	2,810	-	-	122,825
	1/24/13	-	-	-	-	24,500	43.71	112,945
Dennis R. Hansen	1/24/13	0	73,900	110,850	-	-	-	-
	1/24/13	-	-	-	2,530	-	-	110,586
	1/24/13	-	-	-	-	22,100	43.71	101,881
____________________

(1)	Includes RPS grants. There is no dollar amount of consideration paid by any executive officer on the grant or vesting date of an award. The material terms of the RPS grants are as follows:

  The performance and vesting period is three years;
  Multiple performance goals are established by the Compensation Committee for each grant;
  The Compensation Committee may revise the goals upon significant events;
  Three-year performance criteria are limited to those provided in the 2012 Amended Plan, as described on page 15;
  Accelerated vesting occurs upon dissolution or liquidation of the Corporation or sale of all assets to another entity or a tender offer for 5% or more of outstanding stock; and
  No dividends are paid or accrued prior to settlement or deferral delivery of shares which takes place approximately two months after vesting.

(2)	Includes NQSO grants with an exercise price of not less than 100% of fair market value as of the date of grant. The material terms of the NQSO’s listed in the table are as follows:

  Options vest ratably over three years beginning one year from date of grant;
  Options expire 10 years following grant date;
  Exercise price is 100% of fair market value as defined in the 2003 and 2012 Amended Plan;
  Dividends are not paid on unexercised options;
  Vesting ceases upon termination of employment, whatever the reason, except if vesting is accelerated as described below;
  Vested options may be exercised within 90 days of termination of employment and within one year upon death or disability; and
  Accelerated vesting occurs upon a “change in control” as defined in the 2012 Amended Plan as described on page 29 of this Proxy statement.

(3)	The amounts shown for NQSOs and RPS awards represent the aggregate grant date fair market value.

Outstanding Equity Awards Table at Fiscal Year End 2013

	Option Awards				Stock Awards
						Equity Incentive
						Plan Awards:
					Equity Incentive	Market or Payout
					Plan Awards:	Value of Unearned
					Number of	Shares, Units or
	Number of	Number of			Unearned Shares,	Other Rights That
	Securities Underlying	Securities Underlying	Option	Option	Units or Other	Have Not Vested
	Unexercised Options	Unexercised Options	Exercise	Expiration	Rights That Have	($) valued at
Name	(#) Exercisable(1)	(#) Unexercisable(1)	Price ($)	Date	Not Vested (#)(2)	12/31/13(2)
David L. Payne	222,022	-	$49.610	1/22/2014
	250,000	-	52.539	1/26/2015	2,500	$141,150

John "Robert" A. Thorson	14,400	-	52.539	1/26/2015
	18,437	-	52.560	1/26/2016
	20,800	-	56.625	1/28/2020
	14,133	7,067	50.760	1/27/2021
	7,234	14,466	45.930	1/26/2022
	-	24,500	43.710	1/24/2023	7,910	446,599

David L. Robinson	9,000	-	52.539	1/26/2015
	11,449	-	52.560	1/26/2016
	11,175	-	48.390	1/25/2017
	23,286	-	47.130	1/24/2018
	20,900	-	56.625	1/28/2020
	14,200	7,100	50.760	1/27/2021
	7,267	14,533	45.930	1/26/2022
	-	24,800	43.710	1/24/2023	7,960	449,422

Jennifer J. Finger	17,800	-	52.539	1/26/2015
	22,600	-	52.560	1/26/2016
	22,204	-	48.390	1/25/2017
	11,048	-	47.130	1/24/2018
	20,800	-	56.625	1/28/2020
	14,133	7,067	50.760	1/27/2021
	7,234	14,466	45.930	1/26/2022
	-	24,500	43.710	1/24/2023	7,910	446,599

Dennis R. Hansen	9,000	-	52.539	1/26/2015
	11,449	-	52.560	1/26/2016
	19,882	-	48.390	1/25/2017
	20,930	-	47.130	1/24/2018
	19,600	-	43.015	1/21/2019
	18,700	-	56.625	1/28/2020
	12,800	6,400	50.760	1/27/2021
	6,467	12,933	45.930	1/26/2022
	-	22,100	43.710	1/24/2023	7,120	401,995
____________________

(1)

Option Awards vest ratably over three years beginning one year from date of grant. Options expiring in 2021 fully vested in January 2014. Options expiring in 2022 fully vest in January 2015. Options expiring in 2023 fully vest in January 2016.

(2)

RPS shares fully vest three years from date of grant if performance goals are met. RPS grants vest as follows: Ms. Finger – 2,420 shares vest in January 2014, and 2,680 shares vest in January 2015, and 2,810 vests in January 2016; Messrs. Payne – 2,500 shares vest in January 2014; Thorson – 2,420 vest in January 2014, 2,680 shares vest in January 2015 and 2,810 shares vest in 2016; Robinson – 2,440 shares vest in January 2014, 2,690 shares vest in January 2015, and 2,830 shares vest in January 2016; and Hansen – 2,180 shares vest in January 2014, 2,410 shares vest in January 2015, and 2,530 shares vest in 2016.

Option Exercises And Stock Vested Table For Fiscal Year 2013

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
Name	Acquired on Exercise	on Exercise($)	Acquired on Vesting	Vesting($)(1)
David L. Payne	169,077	$459,899	-	-
John "Robert" A. Thorson	77,782	367,536	2,200	$99,869
David L. Robinson	30,590	236,952	2,210	100,323
Jennifer J. Finger	51,000	242,024	2,200	99,869
Dennis R. Hansen	8,790	25,150	1,980	89,882
____________________

(1)	Amounts represent value upon vesting of RPS shares. Dividends are paid in cash during deferral period and distributions are paid in stock.

Pension Benefits For Fiscal Year 2013

		Present Value of	Payments during
Name	Plan Name	Accumulated Benefit	last Fiscal Year
David L. Payne	Non-Qualified Pension Agreement	$5,705,724	$511,950

During 1997, the Corporation entered into a nonqualified pension agreement with Mr. Payne in consideration of Mr. Payne’s agreement that RPS awards granted in 1995, 1996 and 1997 would be cancelled. In January 2000, the Compensation Committee, based on the Corporation’s achievement of certain performance goals which had first been established for Mr. Payne’s 1995, 1996 and 1997 RPS awards, determined Mr. Payne’s annual pension would be $511,950. The pension commenced in 2010 and will be paid to Mr. Payne for 20 years.

     The discount rate used to determine the present value is 4.80%, as used by the Corporation in determining benefit obligations for its post-employment retirement benefits as of December 31, 2013. The obligation is an unfunded general obligation of the Corporation.

Nonqualified Deferred Compensation Table For Fiscal Year 2013

	Executive	Aggregate		Aggregate
	Contributions in Last	Earnings in Last	Aggregate Withdrawls/	Balance at Last
Name	Fiscal Year(1)	Fiscal Year(2)	Distributions(3)	Fiscal Year End(4)
David L. Payne	$-	$-	$-	$-
John "Robert" A. Thorson	82,215	79,323	-	1,465,201
David L. Robinson	57,675	359,359	(28,519)	2,292,492
Jennifer J. Finger	44,899	447,337	(37,295)	2,572,871
Dennis R. Hansen	-	278,389	(22,022)	1,778,768
____________________

(1)

No RPS shares were deferred upon vesting in 2013. Non-equity incentive plan compensation deferred in 2013 was earned in 2012 and disclosed as compensation in the Summary Compensation Table for 2012 and is therefore excluded from the Summary Compensation Table for Fiscal Year 2013. In 2013, Mr. Robinson deferred $12,000 of salary earned in 2013 which is included in the Summary Compensation Table for Fiscal Year 2013.

(2)

Includes change in value of deferred RPS shares, dividends earned on deferred RPS shares, and interest earned on deferred cash compensation. The amounts included in the Summary Compensation Table for Fiscal Year 2013 on page 25 are as follows: Ms. Finger – $30,877; Messrs. Thorson – $38,953; Robinson – $32,100; and Hansen – $25,226.

(3)	Includes dividends paid on deferred RPS shares.
(4)	Aggregate balance of deferred compensation reported as compensation prior to 2013 is as follows: Ms. Finger – $ 2,162,829; Messrs. Thorson – $1,385,878; Hansen – $1,522,401; and Robinson – $1,949,652.

Under the Westamerica Bancorporation and Subsidiaries Deferred Compensation Plan (the “Deferred Compensation Plan”), Directors and Officers may defer up to 100% of their Director’s compensation, salary and/or non-equity incentive compensation (cash bonus) into a non-qualified, unfunded deferred compensation program. The interest rate paid during 2013 was 5.60%. The interest rate may be changed annually. Interest is compounded semi-monthly. Participants choose in advance from the following distribution commencement dates: termination of employment, January 1 following termination of employment, or a specific date at least five years from date of deferral. Payment is made in a lump sum unless the participant chooses a four year, five year or ten year annual installment.

     Under the Westamerica Bancorporation Deferral Plan, 100% of vested RPS grants may be deferred. Dividends paid on such issued and outstanding shares are paid in cash to the deferral participants, and are paid at the same rate as is paid to all other shareholders. The distribution of deferred RPS shares occurs at least two years after deferral, one month following termination, or the January 1 immediately following termination as elected by the participant at the time of deferral. If the participant is one of the named executive officers, benefit distributions that are made upon termination of employment may not start earlier than six months after the date of termination.

Potential Payments Upon Termination or Change in Control

Payments to be made to the named executive officers in the event of termination of employment or change in control are described below.

Termination
Vested NQSOs may be exercised within 90 days of termination and within one year of death or disability. RPS shares vest if the Compensation Committee determines performance goals are met. Terminated employees will receive vested RPS shares if the settlement date of the RPS grant occurs within 90 days of termination. Employees separating from service due to death, disability or retirement are eligible to receive a pro rata portion of granted RPS shares if the Compensation Committee determines that the performance goals are likely to be met for the grant period. The pro rata basis is determined by the number of full years of the vesting period completed before date of death, disability or retirement.

     Deferred compensation account balances are distributed on January 1 following termination, or a specific date at least five years from the date of deferral in the form of annual payments over four years. Payment may also be made in a lump sum or in annual payments for five or 10 years as elected by the participant at the time of deferral. If the participant is one of the named executive officers, benefit distributions that are made upon termination of employment may not start earlier than six months after the date of termination.

Change in Control
A change in control is defined under the 2012 Amended Plan as shareholder approval of a dissolution or liquidation of the Corporation or a sale of substantially all of the Corporation’s assets to another corporation, or a tender offer for 5% or more of the Corporation’s outstanding common stock or a merger in which the Corporation’s shareholders before the merger hold less than 50% of the voting power of the surviving corporation after the merger.

     In the event of a change in control, unvested NQSOs and RPS shares immediately vest. The value of in-the-money options and RPS shares subject to accelerated vesting for each of the named executive officers is as follows: Ms. Finger: $951,582; Messrs. Payne: $141,150; Thorson: $951,582; Robinson: $959,124; and Hansen: $856,435. The value is computed by multiplying the difference between the market value on December 31, 2013, the last business day of 2013, and the exercise price of each option by the number of shares subject to accelerated vesting.

     Under the Corporation’s Severance Payment Plan, executive officers receive six weeks pay for every year or partial year of service up to one year’s base salary (see Summary Compensation Table for Fiscal Year 2013 for annual base salary for all named executive officers). All named executive officers have met the service requirement for one year’s base salary. Severance pay is paid in a lump sum or on a semi-monthly basis at the discretion of the Corporation. The Severance Payment Plan is subject to Section 409A of the Internal Revenue Code.

Certain Relationships and Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving or disapproving all related party transactions required to be disclosed by Item 404 of Regulation S-K for potential conflicts of interest. Additionally, the Corporation’s Code of Conduct and Ethics provides rules that restrict transactions with affiliated persons.

     Certain of the Directors, executive officers and their associates have had banking transactions with subsidiaries of the Corporation in the ordinary course of business. With the exception of the Corporation’s Employee Loan Program, all outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Corporation, did not involve more than a normal risk of collectibility, and did not present other favorable features. As part of the Employee Loan Program, all employees, including executive officers, are eligible to receive mortgage loans with interest rates one percent (1%) below Westamerica Bank’s prevailing interest rate at the time of loan origination. Westamerica Bank makes all loans to executive officers under the Employee Loan Program in compliance with the applicable restrictions of Section 22(h) of the Federal Reserve Act. Messrs. Hansen, Payne and Thorson have mortgage loans through this Program. The largest aggregate amount of principal during 2013 was $254,549, $460,666, and $340,787, respectively. The principal amount outstanding at December 31, 2013 was $244,716, $442,152, and $325,741, respectively. The amount of principal paid during 2013 was $9,832, $18,515, and $15,045, respectively. The amount of interest paid during 2013 was $4,974, $8,479, and $6,262, respectively. The rate of interest payable on the loan is 1.875%, 1.875%, and 1.875%, respectively.

PROPOSAL 2 – APPROVE A NON-BINDING ADVISORY VOTE
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background
The 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that shareholders cast a non-binding advisory vote on the executive compensation paid to the executive officers listed in the Summary Compensation Table (a so-called “say on pay” vote) as well as an advisory vote with respect to whether future say on pay votes will be held every one, two or three years. The result of the shareholder vote on the proposal to determine the frequency of future say on pay proposals was that shareholders should review executive compensation annually. Therefore, Proposal 2 requests that shareholders again approve the compensation paid to our named executive officers. Last year 98% of the shares voting on this proposal voted to support our corporation’s executive compensation strategy. The proposal to determine how often the say on pay proposal should be voted on by shareholders will again be brought to a shareholder vote in 2017, six years after the first frequency vote.

     We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. Our incentive compensation plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and restricted performance shares. The Summary Compensation Table shows very stable base salaries indicative of our greater emphasis on performance-based stock and non-stock awards. Our stock and option awards are based on a minimum achievement of meeting the “threshold” level for each pre-established objective. Both awards have a three-year vesting period. Our annual incentive plan incorporates at least four financial and/or strategic performance metrics in order to properly balance risk with the incentives to drive our key annual financial and/or strategic initiatives; in addition, the annual incentive program incorporates a 150% maximum payout to further manage risk and the possibility of excessive payments.

     In 2003, shareholders approved the Corporation’s 2003 Amended Plan to include the following changes:
  Disallowing re-pricing stock options for poor stock performance;
  Limiting the number of shares that may be awarded; and
  Requiring the Compensation Committee to meet the definition of independence to enable any award intended to qualify as “performance-based compensation” to meet Section 162(m) of the Internal Revenue Code.

In 2009, shareholders re-approved the performance criteria for performance-based awards under the 2003 Amended Plan.

     In 2012, shareholders approved the Corporation’s 2012 Amended and Restated Stock Option Plan of 1995. The 2012 Plan includes the following changes:
  Reduced the number of shares available for future issuance from 4,307,593 to 1,500,000 (plus shares that become available if awards under prior plans expire unexercised or are cancelled, forfeited or terminated before being exercised; and
  Extended the term of the 2012 Plan to April 24, 2022 from April 24, 2013.

Vote Required
The “say on pay” proposal gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

     “Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and any related footnotes and narratives in the Corporation’s proxy statement for the Annual Meeting of Shareholders.”

     Because your vote is advisory, it will not be binding on the Board or create or imply any additional fiduciary duty by the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3 – RATIFY SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has approved the selection of the firm of KPMG LLP to serve as independent auditors for 2014 to examine the consolidated financial statements of the Corporation. Action by the shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Audit Committee and the Board of Directors in order to give the shareholders an opportunity to present their views. If the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Corporation and its shareholders. If the proposal to ratify the selection of KPMG LLP as the Corporation’s independent auditors is rejected by the shareholders then the Audit Committee will reconsider its choice of independent auditors. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Fees
     The aggregate fees billed to the Corporation by KPMG with respect to services performed for fiscal 2013 and 2012 are as follows:

	2013	2012
Audit fees (1)	$712,500	$700,000
Audit-related fees	–	–
Tax fees	–	–
All other fees	–	–
	$712,500	$700,000
____________________

(1)

Audit fees consisted of fees billed by KPMG for professional services rendered for the audit of the Corporation’s consolidated financial statements, reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q, and the audit of the Corporation’s internal controls over financial reporting. The audit fees also relate to services such as consents and audits of mortgage banking subsidiaries.

Preapproval Policies and Procedures
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of any public accounting firm engaged by the Corporation for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. Any accounting firm appointed by the Corporation reports directly to the Audit Committee.

     The Audit Committee must preapprove all auditing services and permitted non-audit services by its independent auditors and the fees to be paid by the Corporation for these services, except for those fees qualifying for the “de minimis exception” which provides that the preapproval requirement for certain non-audit services may be waived if certain expressed standards and requirements are satisfied prior to completion of the audit under certain conditions. This exception requires that the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenue paid to the audit firm by the Corporation during the fiscal year in which the services are provided. This exception also requires that at the time of the engagement, the Corporation did not recognize such services to be non-audit services, and such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee. During fiscal year 2013, there were no non-audit services that were provided using this exception.

     The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant preapprovals of non-audit services and fees. In such event, the decisions of the member or members of the Committee regarding preapprovals are presented to the full Audit Committee at its next meeting. The Audit Committee preapproved 100% of all services performed on behalf of the Corporation by KPMG during fiscal year 2013.

AUDIT COMMITTEE REPORT

The material in this report is not soliciting material and is not deemed filed with the SEC. It is not incorporated by reference in any of the Corporation’s filings under the Securities Act of 1933 or the Exchange Act, whether made in the past or in the future even if any of those filings contain any general incorporation language.

     The Audit Committee is composed of four Directors who are neither officers nor employees of the Corporation, and who meet the NASDAQ independence requirements for Audit Committee members. The Audit Committee selects, appoints and retains the Corporation’s independent auditors and is responsible for their compensation and oversight.

     In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors. The auditors express an opinion on the conformity of the Corporation’s annual financial statements to generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements for the fiscal year 2013 and discussed them with Management and with KPMG, the Corporation’s independent auditors.

     Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management also represented that it performed an assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, and that internal control over financial reporting was effective. The Audit Committee discussed with the auditors matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance) as amended, including the auditors’ judgment about the quality as well as the acceptability of the Corporation’s accounting principles, as applied in its financial reporting.

     The auditors also provided to the Audit Committee the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with auditors the firm’s independence.

     Based on the Audit Committee’s discussion with Management and the independent auditors, the Audit Committee’s review of the representations of Management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

     Submitted by the Audit Committee
          Ronald A. Nelson, Chairman
          Louis E. Bartolini
          E. Joseph Bowler
          Catherine C. MacMillan

SHAREHOLDER PROPOSAL GUIDELINES

To be considered for inclusion in the Corporation’s Proxy Statement and form of proxy for next year’s Annual Meeting, shareholder proposals must be delivered to the Corporate Secretary of the Corporation, Westamerica Bancorporation A-2M, P.O. Box 1200, Suisun City, CA 94585, no later than 5:00 p.m. on November 10, 2014. However, if the date of next year’s Annual Meeting is changed by more than 30 days from the date of this year’s meeting, the notice must be received by the Corporate Secretary a reasonable time before we begin to produce and distribute our Proxy Statement. All such proposals must meet the requirements of Rule 14a-8 under the Exchange Act.

     In order for business, other than a shareholder proposal submitted for the Corporation’s Proxy Statement, to be properly brought before next year’s Annual Meeting by a shareholder, the shareholder must give timely written notice to the Secretary of the Corporation. To be timely, written notice must be received by the Secretary of the Corporation at least 45 days before the anniversary of the day our Proxy Statement was mailed to shareholders in connection with the previous year’s Annual Meeting or January 24, 2015, for the 2015 Annual Meeting. If the date of the Annual Meeting is changed by more than 30 days, the deadline is a reasonable time before we begin to produce and distribute our Proxy Statement. A shareholder’s notice must set forth a brief description of the proposed business, the name and residence address of the shareholder, the number of shares of the Corporation’s common stock that the shareholder owns and any material interest the shareholder has in the proposed business.

     Westamerica reserves the right to reject, to rule out of order, or to take other appropriate action with respect to any proposal that does not comply with these and other applicable legal requirements.

SHAREHOLDER COMMUNICATION TO BOARD OF DIRECTORS

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to: Kris Irvine, VP/Corporate Secretary, Westamerica Bancorporation A-2M, P.O. Box 1200, Suisun City, CA 94585. The Directors have established procedures for the handling of communications from shareholders and other interested parties and have directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the responsibility of one of the Board Committees are to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to Management. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any Director who wishes to review them.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically referred to in this Proxy Statement. If any other matters should properly come before the meeting or any postponement or adjournment of the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best business judgment. If a nominee for Director becomes unavailable to serve as a Director, the Proxies will vote for any substitute nominated by the Board of Directors.

     The Corporation will pay the cost of proxy solicitation. The Corporation has retained the services of Georgeson to assist in the proxy distribution at a cost not to exceed $2,000 plus reasonable out-of-pocket expenses. The Corporation will reimburse banks, brokers and others holding stock in their names or names of nominees or otherwise, for reasonable out-of-pocket expenses incurred in sending proxies and proxy materials to the holders of such stock.

BY ORDER OF THE BOARD OF DIRECTORS

Kris Irvine VP/Corporate Secretary Dated: March 10, 2014

EXHIBIT A
Westamerica Bancorporation
Audit Committee Charter – Revised July, 2013

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of Westamerica Bancorporation’s (“Company”) financial statements, (2) the compliance by the Company with legal and regulatory requirements, (3) the independence, qualifications and performance of the Company’s registered public accounting firms (“independent auditor” or “independent auditors”) preparing or issuing an audit report or performing other audit, review or attest services for the Company and (4) the Company’s internal audit and control function. The Audit Committee shall prepare the report that the Securities and Exchange Commission (“SEC”) rules require be included in the Company’s annual proxy statement.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

The function of the Audit Committee is oversight. Management is responsible for the preparation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting policies and an appropriate internal control environment. Subject to appointment, review and oversight by the Audit Committee, the independent auditor is responsible for planning and conducting a proper audit of the Company’s internal control environment and of its annual financial statements, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The members of the Audit Committee shall meet the independence requirements of The Nasdaq Stock Market (“Nasdaq”) and the rules and regulations of the SEC. No member shall be an affiliated person (as defined in relevant SEC or Nasdaq rules) of the Company or any of its subsidiaries or have participated at any time in the preparation of financial statements of the Company or any current subsidiary during the prior three years, and each member shall be free of any relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a member of the Audit Committee. The Audit Committee shall include members with banking or related financial management expertise who are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, and at least one member must have the additional financial sophistication as required by and as defined in Nasdaq rules.

The Committee shall be subject to the provisions of the Company’s bylaws relating to committees of the Board, including those provisions relating to removing committee members and filling vacancies. The members of the Audit Committee and its Chairman shall be appointed and may be removed by the Board on its own initiative or at the recommendation of the Nominating Committee. The Audit Committee shall have no fewer than three members. If not designated by the Board, the Audit Committee may designate a member as its Chair.

The Audit Committee, in its capacity as a committee of the Board, shall be directly responsible for the appointment, compensation, retention, termination and oversight of the work of any independent auditors, and each independent auditor must report directly to the Audit Committee. The Audit Committee, or its designee, will sign the independent auditor engagement letter. The Audit Committee shall be directly responsible for the resolution of disagreements between management and the independent auditor regarding financial reporting.

The Audit Committee shall have the authority to retain independent legal, accounting or other advisors as it deems necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, compensation to any advisors employed by the Audit Committee, and ordinary administrative expenses that the Audit Committee deems to be necessary or appropriate in carrying out its duties.

The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services and fees to be paid for such services to be performed for the Company by its independent auditor, subject to the limited de minimis exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, provided that compliance with the limitations and procedural requirements of Section 10A is fulfilled. The Audit Committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of non-audit services and fees. Any such pre-approval shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall have the authority to conduct investigations that are related to its responsibilities under this Charter or otherwise assigned to it by the Board.

In addition, the Audit Committee, to the extent that it deems necessary or appropriate shall:

Financial Statement and Disclosure Matters

1.	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.
2.	Review the annual audited financial statements with management and the independent auditor, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.
3.	Review with management and the independent auditor any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting policies, practices and estimates, significant unusual transactions, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; and review any reports prepared by or for management or the auditor with respect to these matters.
4.	Review with the independent auditor their views regarding significant accounting or auditing matters when the independent auditor is aware that management consulted with other accountants about such matters and the independent auditor has identified a concern regarding these matters.
5.	Obtain from the independent auditor information about significant aspects of the annual audit, including:
(a)	an overview of the overall audit strategy, particularly the timing of the audit, significant risks the auditor identified and significant changes to the planned audit strategy or identified risk;
(b)	information about the nature and extent of specialized skill or knowledge needed in the audit; the extent of the planned use of internal auditors; company personnel or other third parties; and other independent public accounting firms or other persons not employed by the auditor who are involved in the audit;

(c)	the basis for the auditor’s determination that he or she can serve as principal auditor, if significant parts of the audit will be performed by other auditors;
(d)	situations in which the auditor identified a concern regarding management’s anticipated application of accounting pronouncements that have been issued but are not yet effective and might have a significant effect on future financial reporting;
(e)	difficult or contentious matters for which the auditor consulted outside the engagement team;
(f)	the auditor’s evaluation of going concern;
(g)	departure from the auditor’s standard report;
(h)	other matters arising from the audit that are significant to the oversight of the Company’s financial reporting process, including complaints or concerns regarding accounting or auditing matters that have come to the auditor’s attention during the audit;
(i)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information; and
(j)	any significant disagreements with management.
6.	Annually review with the independent auditor the quality of the Company’s financial reporting, internal accounting and financial control, the auditor’s report or opinion thereon and any recommendations the auditor may have for improving or changing the Company’s internal controls, as well as management’s letter in response thereto and any other matters required to be discussed under Statement of Auditing Standards Nos. 114 and 115 and PCAOB Auditing Standard No. 16 (as they may be modified or supplemented).
7.	Review management’s proposed annual report on internal control over financial reporting which is required to be included in the Company’s 10-K pursuant to rules of the SEC.
8.	Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.
9.	Review and discuss quarterly reports from the independent auditors on:
(a) all critical accounting policies and practices to be used;
(b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditor;
(c) the matters required to be discussed by Statement on Auditing Standards No. 114, as it may be amended or supplemented, relating to the audit of the Company’s periodic reports; and
(d) other material written communications between the independent auditor and management.
10.	Meet periodically with management to review the Company’s major financial risk exposures and the policies and procedures that management utilizes to monitor and control such exposures.
11.	Discuss, prior to release by the Company, the earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” or other non-GAAP information) as well as financial information and earnings guidance provided to analysts and rating agencies, if any, as well as any financial information which the Company proposes to provide to financial analysts and rating agencies (being mindful of the need to avoid violations of SEC Regulation FD, which prohibits the selective disclosure of material information).
12.	Discuss the quarterly and annual financial statements with the appropriate officers and/or employees of the Company and with the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
13.	Review the schedule of unrecorded adjustments to the Company’s financial statements and the reasons underlying the Company’s assessment of the immateriality of such adjustments.
14.	Review prior to publication or filing and approve such other Company financial information, including appropriate regulatory filings and releases that include financial information, as the Audit Committee deems desirable.
15.	Review the adequacy of the Company’s system of internal accounting and financial control, including its “disclosure controls and procedures” and “internal control over financial reporting,” as defined in SEC Rules 13a-15(e) and 13a-15(f) under the Securities Exchange Act of 1934, and the Chief Executive Officer’s (“CEO”) and Chief Financial Officer’s (“CFO”) proposed disclosures and certifications with respect to these matters which are required to be included in the Company’s annual and quarterly reports to the SEC on Form 10-K and Form 10-Q.

16.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.
17.	Review the effect of regulatory and accounting initiatives on the financial statements of the Company.

Oversight of the Company’s Relationship with its Independent Auditors

18.	Review and evaluate the experience and qualifications of the lead members of each independent auditor’s team.
19.	Evaluate the performance and independence of each independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence. The opinions of management and the internal auditor shall be taken into consideration as part of this review.
20.	Receive and review a report from each independent auditor at least annually regarding the independent auditor’s independence and discuss such reports with the auditor. Ensure that each independent auditor submits a formal written statement, as required by PCAOB Rule 3526, as it may be amended or supplemented, describing all relationships between the independent auditor and any of its affiliates and the Company that might bear on the independent auditor’s independence. The independent auditor must also discuss with the Audit Committee the potential effects of any such relationships on the firm’s independence. Receive and review a formal written statement of the fees billed by the independent auditor for each of the categories of services requiring separate disclosure in the annual proxy statement.
21.	Obtain and review a report from each independent auditor at least annually regarding the independent auditor’s internal quality control procedures. The report should include any material issues raised by the most recent internal quality control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues. Obtain auditor and review inspection reports issued by the PCAOB under Section 104 of the Sarbanes-Oxley Act.
22.	Meet with each independent auditor prior to the audit to review the planning and staffing of the audit.
23.	Advise the Board of its determinations regarding the qualification, independence and performance of each independent auditor.
24.	Annually require the independent auditor to confirm in writing its understanding of the fact that it is ultimately accountable to the Audit Committee.
25.	Require the independent auditor to rotate every five years the lead audit partner in charge of the Company’s audit and the concurring audit partner responsible for reviewing the audit.
26.	Periodically consider the advisability of rotating the independent audit firm to be selected as the Company’s independent auditors. The Audit Committee should present its conclusions to the full Board.

Oversight of the Company’s Internal Audit Function

27.	Review and, at its option, recommend the appointment and replacement of the senior internal auditing executive.
28.	Review any reports to management prepared by the internal auditing department and management’s responses.

29.	Review with each independent auditor, management and the senior internal auditing executive the internal audit department responsibilities, budget, structure and staffing and any recommended changes in the planned scope of the internal audit at least annually.

Compliance Oversight Responsibilities

30.	Obtain reports from management and the Company’s senior internal auditing executive that the Company’s subsidiary affiliated entities are in conformity with applicable regulatory and legal requirements and the Company’s Code of Ethics.
31.	Advise the Board with respect to the Company’s compliance with the Company’s Code of Ethics for Chief Executive Officer and Senior Financial Officers.
32.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
33.	Discuss with management and each independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.
34.	Review with appropriate members of management or appropriate legal counsel the Company’s compliance policies, legal matters that may have a material impact on the financial statements and any material reports or inquiries received from regulators or governmental agencies.
35.	Review for approval or disapproval all related-party transactions required to be disclosed by Item 404 of Regulation S-K for potential conflicts of interests.
36.	In the event the Audit Committee is made aware of any allegation of fraud relating to the Company and/or any of its officers, directors or employees that the Audit Committee deems could be material to the Company’s business or operations, the Audit Committee shall (i) convene a meeting of the Audit Committee to review such allegation and (ii) if the Audit Committee deems it necessary or advisable, it shall engage independent counsel to assist in an investigation, including, if the Audit Committee and such counsel deem it necessary or advisable, an investigation to determine whether such allegation implicates any violation of Section 10A of the Exchange Act of 1934. If pursuant to such investigation the Audit Committee discovers that a material fraud has occurred, the Audit Committee shall (i) assess the Company’s internal controls and implement such remedial measures as it determines necessary or advisable, (ii) cause the Company to take appropriate action against the perpetrator(s) of such fraud and (iii) cause the Company to make appropriate disclosures relating to the matter in the Company’s periodic reports filed with the SEC or otherwise.
37.	The Audit Committee shall also be designated as the committee of the Board of Directors that shall receive, review and take action with respect to any reports by attorneys, pursuant to Section 307 of the Sarbanes-Oxley Act of 2002, of evidence of material violations of securities laws or breaches of fiduciary duty or similar violations by the Company or one of its agents.
38.	Meet at least four times each year. In addition, meet at least four times each year in separate executive sessions with each of the Company’s CEO, senior internal audit executive and the independent auditor; and each such person shall have free and direct access to the Audit Committee and any of its members.
39.	Review and approve all related-party transactions (e.g. transactions with any director or executive officer of the Company or significant shareholder, or their immediate family members or affiliates), other than transactions which the Board has delegated to the Company’s Employee Benefits/Compensation Committee or Loan & Investment Committee.
40.	Annually review and reassess the adequacy of this Charter and any bylaw of the Company which relates to the Audit Committee, and recommend any proposed changes to the Board for approval. The Chair of the Audit Committee shall draft a proposed schedule of the Audit Committee’s activities for the coming year and the times at which such activities shall occur, which shall be submitted to the Audit Committee for its review and approval, with such changes as the Audit Committee shall determine to be appropriate.

EXHIBIT B

Westamerica Bancorporation
Employee Benefits/Compensation Committee Charter – Adopted April 24, 2013

Purpose

The Employee Benefits Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to discharge the Board’s responsibilities relating to compensation of Westamerica Bancorporation (the “Company”) Chief Executive Officer (the “CEO”) and the Company’s other executive officers, as defined by Rule 3b-7 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) (collectively, including the CEO, the “Executive Officers”). The Committee has overall responsibility for approving and evaluating all compensation plans, policies and procedures of the Company as they affect the Executive Officers.

Committee Membership

The Committee shall consist of no fewer than three members. The members of the Committee shall meet the independence requirements of the NASDAQ Stock Market.

At least two members of the Committee also shall qualify as “outside” directors within the meaning of Internal Revenue Code Section 162(m) and as “non-employee” directors within the meaning of Rule 16b-3 under the Exchange Act.

The members of the Committee shall be appointed by the Board. One member of the Committee shall be appointed as Committee Chairman by the Board. Committee members may be replaced by the Board.

Meetings

The Committee shall meet as often as necessary to carry out its responsibilities, meeting no less than four times each year. The Committee Chairman shall preside at each meeting. In the event the Committee Chairman is not present at a meeting, the Committee Chairman shall designate a member to act as chair of such meeting.

Committee Responsibilities and Authority

1.	The Committee shall, at least annually, review and approve the annual base salaries and annual incentive opportunities of the Executive Officers. The CEO shall not be present during any Committee deliberations or voting with respect to his or her compensation.

2.	The Committee shall, periodically and as and when appropriate, review and approve the following as they affect the Executive Officers: (a) all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; (b) any employment agreements and severance arrangements; (c) any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and (d) any special or supplemental compensation and benefits for the Executive Officers and individuals who formerly served as Executive Officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

B-1

3.	The Committee shall review and discuss the Compensation Discussion and Analysis (the “CD&A”) required to be included in the Company’s proxy statement and annual report on Form 10-K by the rules and regulations of the Securities and Exchange Commission (the “SEC”) with management and, based on such review and discussion, determine whether or not to recommend to the Board that the CD&A be so included.

4.	The Committee shall produce the annual Compensation Committees Report for inclusion in the Company’s proxy statement in compliance with the rules and regulations promulgated by the SEC.

5.	The Committee shall monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

6.	The Committee shall oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and the requirement under the NASDAQ rules that, with limited exceptions, shareholders approve equity compensation plans.

7.	The Committee shall receive periodic reports on the Company’s compensation programs as they affect all employees.

8.	The Committee shall make regular reports to the Board.

9.	The Committee shall have the authority, in its sole discretion, to retain and terminate (or obtain the advice of) any adviser to assist it in performance of its duties, but only after taking into consideration factors relevant to the adviser’s independence from management specified in NASDAQ Listing Rule 5605(d)(3). The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any adviser retained by the Committee and shall have sole authority to approve the adviser’s fees and the other terms and conditions of the adviser’s retention. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any adviser retained by the Committee.

10.	The Committee may form and delegate authority to subcommittees as it deems appropriate.

11.	The Committee will annually review and reassess this Charter.

B-2

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:01 a.m., Central Time, on April 24, 2014.

Vote by Internet
  Go to www.envisionreports.com/wabc
  Or scan the QR code with your smartphone
  Follow the steps outlined on the secure website

Vote by telephone
  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
  Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	1234 5678 9012 345
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all nominees listed, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - E. Allen	☐	☐	02 - L. Bartolini	☐	☐	03 - E.J. Bowler	☐	☐
	04 - A. Latno, Jr.	☐	☐	05 - P. Lynch	☐	☐	06 - C. MacMillan	☐	☐
	07 - R. Nelson	☐	☐	08 - D. Payne	☐	☐	09 - E. Sylvester	☐	☐

		For	Against	Abstain
2.	Approve a non-binding advisory vote on the compensation of our named executive officers.	☐	☐	☐

3.	Ratification of Independent Auditor.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title. Receipt is hereby acknowledged of the Proxy Statement for the Meeting and the Corporation’s Annual Report on Form 10-K for 2013.
Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

1 U P X

              01RONA

Admission to the Meeting

WESTAMERICA BANCORPORATION ANNUAL MEETING OF SHAREHOLDERS
11:00 A.M. PACIFIC TIME, THURSDAY, APRIL 24, 2014, HILTON GARDEN INN, 2200 GATEWAY COURT, FAIRFIELD, CALIFORNIA

Registered holders can avoid registration lines by marking the Meeting Attendance box to the right of your signature on your Proxy Card and returning it to Computershare Investor Services in the enclosed return envelope, or indicate your intent to attend through a toll free telephone vote or Internet vote.

Beneficial Owners holding their shares in a brokerage account or at a bank or other intermediary must proceed to the registration desk and provide the following evidence of ownership: 1) a Legal Proxy, which you can obtain from your bank or broker or other intermediary; or your shareholder statement dated on or after February 24, 2014, the Annual Meeting Record Date; and 2) a picture identification.

Because of seating limitations, no more than one guest will be allowed per shareholder.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Westamerica Bancorporation
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WESTAMERICA BANCORPORATION for the Annual Meeting of Shareholders on April 24, 2014.

The undersigned holder hereby authorizes A. Latno, Jr., R. Nelson and E. Sylvester, each with full power of substitution, to represent and vote, as designated on the reverse side, all full and fractional shares of Common Stock of Westamerica Bancorporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Hilton Garden Inn, 2200 Gateway Court, Fairfield, California at 11:00 a.m., Pacific Time, on Thursday, April 24, 2014 upon the matters set forth on the reverse side of this Proxy and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Proxy, when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is indicated, this Proxy will be voted FOR ALL NOMINEES, FOR Proposal 2, and FOR Proposal 3 and at the direction of the Proxies on all other matters which may properly come before the meeting.

If you are a participant in the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (the “Plan”), you may direct the Trustee of the Plan to vote all full and fractional shares of Westamerica Bancorporation common stock standing to your credit of your individual account(s) (from the Supplemental Retirement Plan Account, Employer Matching Contributions and Employee Contributions) as of February 24, 2014. The Board of Directors of Westamerica Bancorporation recommends a vote FOR ALL NOMINEES, FOR Proposal 2, and FOR Proposal 3. Please instruct the Trustee how to vote on these proposals by indicating your selection on the reverse of this Proxy card.

If the Trustee does not receive written instructions from you before 11:59 p.m., Central Time, on April 21, 2014, it will vote all the shares for which  you are entitled to provide instruction in the same proportion as shares for which instructions are received.

PLEASE MARK, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed on the other side)